UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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MYERS INDUSTRIES, INC.

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PRELIMINARY–SUBJECT TO COMPLETION

1293 South Main Street — Akron, Ohio 44301

March     , 2013

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday, April 26, 2013, at 9:00 A.M. at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.

At the Annual Meeting you will be asked to elect the nine director candidates nominated by our Board of Directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and approve the adoption of the Performance Bonus Plan of Myers Industries, Inc. You will also cast a non-binding advisory vote to approve executive compensation (“say-on-pay”). Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director and the other proposals.

The proposals discussed in the Proxy Statement are very important to our shareholders and the Company, and we hope that you will be able to personally attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, I urge you to complete and return the enclosed white proxy card as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Sincerely,

JOHN C. ORR

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 26, 2013: This Proxy Statement and the Company’s 2012 Annual Report to Shareholders are available on Myers’ website at www.myersindustries.com/investor-relations/annual-reports-proxy-statements.aspx.

1293 South Main Street — Akron, Ohio 44301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 26, 2013

The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on Friday, April 26, 2013 at 9:00 A.M. (local time), for the following purposes:

1.	To elect the nine candidates nominated by the Board of Directors to serve as directors until the next Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013;

3.	To cast a non-binding advisory vote to approve executive compensation;

4.	To approve the adoption of the Performance Bonus Plan of Myers Industries, Inc.; and

5.	To consider such other business as may be properly brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 4, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting in person. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting in person, please complete and return the enclosed white proxy card as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

By Order of the Board of Directors,

GREGGORY W. BRANNING Chief Financial Officer, Senior Vice President and Corporate Secretary

Akron, Ohio

March     , 2013

THE 2012 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

Matters Related to the Proxy Statement.

Meeting Time and Applicable Dates.    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Friday, April 26, 2013, at 9:00 A.M. (local time), and at any adjournment thereof. The close of business on March 4, 2013, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Participants in the Proxy Solicitation.    This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjournment thereof.

Outstanding Shares and Quorum.    On the record date, Myers had outstanding 33,812,213 shares of common stock, without par value (“Common Stock”). Each share of Common Stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” below. In accordance with the Company’s Amended and Restated Code of Regulations, the holders of shares of Common Stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of Common Stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even though they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain”, “Against” or “Withhold Authority.”

Votes Required.    With respect to Proposal No. 1, to elect the nine director candidates nominated by the Board, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors. Proposal No. 2, to ratify the appointment of the independent registered public accounting firm, is a non-binding proposal, but its approval requires the affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy at the Annual Meeting. Abstentions will act as a vote “Against” Proposal No. 2, while broker non-votes, if any, will have no effect on Proposal No. 2. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and our shareholders. Proposal No. 3 is a non-binding advisory vote to approve the Company’s executive compensation, and its approval requires the affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy at the Annual Meeting. Abstentions will act as a vote “Against” Proposal No. 3, while broker non-votes will have no effect on Proposal No. 3. Proposal No. 4, to approve the adoption of the Performance Bonus Plan, requires the affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy at the Annual Meeting. Abstentions will act as a vote “Against” Proposal No. 4, while broker non-votes will have no effect on Proposal No. 4.

Proxy Instructions.    All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted “For” the Board’s nominees for director, “For” the ratification of the appointment of Ernst & Young LLP, “For” the approval of the Company’s executive compensation, “For” the approval of the Performance Bonus Plan, and in accordance with the proxy-holder’s best judgment as to other matters, if any, which may be properly raised at the Annual Meeting.

Proxy Voting.    If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote in person at the Annual Meeting or by using the enclosed white proxy card to vote by telephone, by internet, or by signing, dating and returning the white proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person, you should submit your white proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at the address and phone numbers below.

INNISFREE M&A INCORPORATED

501 MADISON AVENUE, 20TH FLOOR

NEW YORK, NY 10022

SHAREHOLDERS CALL TOLL FREE: (888) 750-5834

BANKS AND BROKERS MAY CALL COLLECT: (212) 750-5833

Proxy Revocation and Voting in Person.    A shareholder who has given a proxy may revoke it at any time prior to its exercise by: (1) giving written notice of such revocation to the Corporate Secretary of the Company, (2) executing and delivering to the Corporate Secretary of the Company a later dated proxy reflecting contrary instructions, or (3) appearing at the Annual Meeting and taking appropriate steps to vote in person.

Voting Confidentiality.    Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Inspector of Election.    The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of Common Stock for all matters. The Board will appoint an inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”).

Address of Company.    The mailing address of the principal executive offices of the Company is 1293 South Main Street, Akron, Ohio 44301.

Mailing Date.    This Proxy Statement, together with the related proxy card and our 2012 Annual Report to Shareholders, is being mailed to our shareholders on or about March     , 2013.

Trademark.    Myers Industries, Inc.® is a registered trademark of the Company.

Availability on the Internet.    This Proxy Statement and the Company’s 2012 Annual Report to Shareholders are available on Myers’ website at www.myersindustries.com/investor-relations/annual-reports-proxy-statements.aspx.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees.    Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies.

The members of the Corporate Governance and Nominating Committee of the Board (“Governance Committee”) have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company.

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Shareholder Nominations of Director Candidates” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources, which may, from time-to-time, include professional search firms retained by the Governance Committee. In March 2011, the Governance Committee adopted Board Member Recruiting Guidelines that outline the process for the Governance Committee to recruit and evaluate potential director candidates. These guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com. In considering these potential candidates for nomination to stand for election, the Governance Committee will consider: (1) the current composition of the Board and how it functions as a group; (2) the talents, personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision. The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The Governance Committee believes that each of the nominees possess certain key attributes that the Governance Committee believes to be important for an effective Board.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director if elected. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES

Name	Age	Principal Occupation for Past Five Years and Other Information
Vincent C. Byrd	58

President and Chief Operating Officer, The J. M. Smucker Company (“J. M. Smucker”) (NYSE), Orrville, Ohio, a manufacturer and marketer of branded food products; Director of J. M. Smucker; Director of Dick’s Sporting Goods, Inc. (NYSE), Coraopolis, Pennsylvania, a sporting goods retailer; formerly President, U.S. Retail, Coffee, of J. M. Smucker; former Director of Spangler Candy Company, Bryan, Ohio, a manufacturer of confectionery products. Served as Director of Myers since 2006.

By virtue of his more than 36 years of work experience with a Fortune 500 company in the consumer packaged goods industry and over ten years of experience serving on the board of directors of The J. M. Smucker Company, Mr. Byrd brings to the Board key insights into the strategic, marketing, and operational requirements of a public company. In addition, Mr. Byrd’s international experience and finance and accounting background provides valuable business acumen and financial skills to the Board.

Sarah R. Coffin	61

Former Chief Executive Officer of Aspen Growth Strategies, LLC, Wooster, Ohio, an investment company; former Director and Chair of the Compensation Committee of SPX Corporation (NYSE), Charlotte, North Carolina, a global industrial equipment and manufacturing company; former Director of Huttenes-Albertus International, Chicago, Illinois, an international manufacturer of chemical products for the foundry industry. Served as Executive Vice President, Hexion Specialty Chemicals (now Momentive) and Senior Vice President, Noveon, Inc. (now Lubrizol), both specialty chemical and polymer producers in the industrial market space. Served as Director of Myers since 2010.

As a former division and global leader in several companies, Ms. Coffin has substantial senior level executive experience in marketing, distribution and operations, and adds a unique perspective to the Board. Her background in the polymer and specialty chemicals industry, coupled with her knowledge and insight from her prior service on the boards of other companies, allows Ms. Coffin to provide valuable contributions to the Board.

John B. Crowe	66

Chief Executive Officer and Chairman of Buckeye Technologies Inc. (NYSE), Memphis, Tennessee, a producer of absorbent products, chemical cellulose products and customized paper. Formerly, Mr. Crowe served as Buckeye Technologies Inc.’s President and Chief Operating Officer and has been a Director of that company since 2003. He has held executive positions as Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. and as Vice President of the Flint River Operations for the Weyerhaeuser Co. Served as a Director of Myers since 2009.

As Chairman and Chief Executive Officer of Buckeye Technologies Inc., Mr. Crowe brings valuable insight and international experience into the operational requirements, investor relations and strategic planning processes of a public company. Mr. Crowe provides significant experience in manufacturing, sales, implementation of growth strategies, and building organizational capability. In addition, Mr. Crowe draws on his

Name	Age	Principal Occupation for Past Five Years and Other Information
		considerable leadership experience, including his service as a United States Air Force Reserve Lt. Colonel and as a Vietnam veteran, in his service to the Board.
William A. Foley	65

Chairman of the Board of Directors of Libbey Inc. (NYSE), Toledo, Ohio, a producer of consumer and industrial glassware. Retired Chairman and Chief Executive Officer of Blonder Home Accents, Cleveland, Ohio, a distributor of wallcoverings and home accents; Formerly Chairman and Chief Executive Officer of Thinkwell Incorporated, Cleveland, Ohio, President of Arhaus Incorporated, Cleveland, Ohio, a private brand name furniture company, and Chairman, President and Chief Executive Officer of Lesco Incorporated, Cleveland, Ohio, a manufacturer, distributor and retailer of professional lawn care and golf course management products. Served as Director of Myers since 2011.

As a leader of numerous companies, Mr. Foley has over 30 years of senior management experience, both domestic and international. He has wide-ranging acquisition, joint venture, business and market development experience. Extensive experience in wide scale plastics manufacturing as well as consumer and distribution segments of the lawn and garden industry provides broad input in product areas germane to Myers’ reporting segments. Mr. Foley’s experience with best practices on public company boards, particularly in governance, compensation and leadership make him a valuable member of the Board.

Robert B. Heisler, Jr.	64

Retired dean of the Kent State University Business School; Director of FirstEnergy Corp. (NYSE), Akron, Ohio, an energy company; Director of TFS Financial Corporation (NASDAQ), Cleveland, Ohio, a retail consumer banking services company. Formerly Chief Financial Officer of Kent State University and Chairman and Chief Executive Officer of KeyBank, N.A. (NYSE) and McDonald Financial Group; Former Director of KeyBank, N.A. and McDonald Investments. Served as Director of Myers since 2011.

Mr. Heisler has over 40 years of business experience. His decades of experience on the board of directors of other public companies and numerous non-profit organizations, including serving on the Compensation Committee and Audit Committee of FirstEnergy and as Chair of the Risk Committee of TFS Financial Corporation, enable him to be an engaged member of the Myers Board. Mr. Heisler also serves as an advisor to the Board of Directors of the J. M. Smucker Company. Mr. Heisler brings vast leadership and financial management experience that permits him to be a successful contributor to the Board.

Richard P. Johnston	82	A retired Ohio Certified Public Accountant; Chairman of the Board of Private Equity Group, Jackson, Wyoming; Chairman of the Board of Dismal River Golf Club, Mullen, Nebraska; Director of Jackson Hole Capital Partners, Jackson Hole, Wyoming; Director of Results Radio, Inc., Sonoma, California; a Founder and former Director of AGCO, Inc. (NYSE), Duluth, Georgia, a manufacturer and distributor of agricultural equipment; formerly a Director of Communications Properties (NASDAQ), Austin, Texas, a cable television company; formerly a Director of Royal Precision, Torrington, Connecticut, a manufacturer of golf club components; formerly a Director of Republic Realty Mortgage Co., Chicago, Illinois, a commercial mortgage company. Served as Director of Myers since 1992 and is currently Chairman of the Board of Myers.

Name	Age	Principal Occupation for Past Five Years and Other Information
		With his many years of management experience and service on the board of directors with a number of public companies in a wide range of businesses, Mr. Johnston brings critical financial and investor experiences and insight regarding best practices for a public company. In addition, over 20 years of experience as a Director of Myers gives him a deep understanding of the Company and its operations and makes him particularly qualified to serve as Chairman of the Board.
Edward W. Kissel	71

President and Managing Partner of Kissel Group Ltd., Akron, Ohio, a holding company with interests in property, consulting and mold manufacturing; Director of Smithers Scientific Services, Inc., Akron, Ohio, a provider of testing services for materials; formerly President, Chief Operating Officer and Director of OM Group, Inc. (NYSE), Cleveland, Ohio, a specialty chemical company; formerly Director of Weda Bay Minerals, Inc. (Toronto Stock Exchange), Toronto, Canada, a mineral exploration company; formerly Managing Director of Kane & Co., Los Angeles, California, an investment banking firm. Served as Director of Myers since 2000.

Mr. Kissel has broad global experience in the manufacturing, chemical and commodity industries. He has had executive assignments in strategy, operations, sales and marketing, and research and development, including both growth and turnaround situations that include divestitures and acquisitions. Extensive consulting for Myers in operations and strategy prior to joining the Board, combined with current business involvement in markets served by Myers, position Mr. Kissel to give the Board and management knowledgeable perspectives on Board issues impacting shareholder value. Mr. Kissel actively serves the Board as a member of the Audit Committee and Chairman of the Governance and Nominating Committee.

John C. Orr	62

President and Chief Executive Officer of Myers; formerly President and Chief Operating Officer of Myers; formerly General Manager of Buckhorn, Inc., a subsidiary of Myers; formerly Vice President of Manufacturing — North American Tire Division, The Goodyear Tire and Rubber Company; Director of Libbey Inc. (NYSE), Toledo, Ohio, a producer of consumer and industrial glassware; Director of the Akron General Health System, Akron, Ohio. Served as Director of Myers since 2005.

Mr. Orr’s extensive leadership experience in the manufacturing industry, in addition to his years of service to Myers in management, position him well to serve on the Board. His service as a director for other companies provides Mr. Orr with a variety of perspectives that he contributes to the Board.

Robert A. Stefanko	70	Currently retired, formerly Chairman of the Board and Executive Vice President of Finance & Administration of A. Schulman, Inc. (NASDAQ), Akron, Ohio, an international supplier of plastic compounds and resins; Director and member of Audit Committee of OMNOVA Solutions, Inc. (NYSE), Fairlawn, Ohio, an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces; former director of The Davey Tree Expert Company, Kent, Ohio, a tree, shrub and lawn care company. Served as Director of Myers since 2007.

Name	Age	Principal Occupation for Past Five Years and Other Information
As a former Chief Financial Officer and director of A. Schulman, Inc. from 1979 through 2006 and as a director of other public company boards, Mr. Stefanko has extensive involvement in public company matters, including international, compensation, audit, financial, legal, risk management, acquisitions, and various other matters. Mr. Stefanko also serves on the Board of Akron General Health System, which employs over 5,000 people, where he is a member of the Finance Committee. In addition, Mr. Stefanko’s extensive experience with boards and compensation and audit committees gives him valuable knowledge and insight that he brings to the Company.

Each of the foregoing nominees was recommended by the Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director, nominee, or executive officer of Myers to act in such capacity or concerning his integrity. There are no family relationships among any of the directors and executive officers.

The Board recommends that you vote “FOR” each of the director nominees listed above.

Notice of Other Possible Nominees.    On February 21, 2013, Gamco Asset Management, Inc., a New York corporation (“Gamco”), amended its Schedule 13D relating to the Company to disclose that Gamco had sent a letter to the Company recommending one individual, Daniel R. Lee, for nomination for election as director of the Company at the Annual Meeting. On February 22, 2013, Gamco further amended its Schedule 13D relating to the Company to disclose that Gamco had sent a letter to the Company to provide additional information regarding Mr. Lee (the “Letter”).

According to the information provided by Gamco in the Letter, for which the Company disclaims any responsibility, it is the beneficial owner of 3,666,589 shares of our Common Stock as of February 21, 2013. However, according to Gamco’s most recent Schedule 13D/A filed with the SEC on February 22, 2013, for which the Company disclaims any responsibility, it is part of a group of stockholders that together beneficially owned 5,301,400 shares of our Common Stock as of February 22, 2013. In the Letter, Gamco indicated that it intends to be present at the Annual Meeting in person or by proxy to nominate Mr. Lee to serve as director of the Company.

Our Board recommends that you vote “FOR” each of Vincent C. Byrd, Sarah R. Coffin, John B. Crowe, William A. Foley, Robert B. Heisler, Jr., Richard P. Johnston, Edward W. Kissel, John C. Orr, and Robert A. Stefanko by executing and returning the white proxy card or voting by one of the other ways indicated theron. Proxies solicited by the Company will be so voted unless shareholders specify otherwise.

Director Independence.    The Board has determined that each of the following current directors and nominees are “independent” and that each of these nominees has no material relationship with us that would impact their independence: Vincent C. Byrd, Sarah R. Coffin, John B. Crowe, William A. Foley, Robert B. Heisler, Jr., Richard P. Johnston, Edward W. Kissel, and Robert A. Stefanko. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy adopted by the Board on April 20, 2004, as amended, and the corporate governance listing standards of the New York Stock Exchange (“NYSE”). In connection with the Board’s determination regarding the independence of each non-management director, the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the following relationships: (1) the relationship between A. Schulman, Inc. (“A. Schulman”) and the Company in connection with its independence determination of Robert A. Stefanko and concluded Mr. Stefanko met the independence requirement; and (2) the relationship between FirstEnergy Corp. (“FirstEnergy”) and the Company in connection with its independence determination of Robert B. Heisler, Jr. and concluded Mr. Heisler met the independence requirement. Mr. Stefanko is a stockholder of A. Schulman, holding less than 1% of A. Schulman’s shares of stock. In fiscal 2012, the Company purchased $212,700 of materials from A. Schulman during the ordinary course of operations, which is less than 1% of the annual revenues of both companies. Mr. Heisler is a shareholder and director of FirstEnergy, holding less than 1% of FirstEnergy’s shares of stock. In fiscal 2012, we purchased $4,502,000 of materials from FirstEnergy during the ordinary course of operations, which is less than 1% of the annual revenues of both companies. All members of the Audit Committee, the Compensation Committee, and the Governance Committee were determined to be independent, and in addition, the Board determined that the members of the Audit Committee are also independent as defined in the SEC regulations.

Committees of the Board.    The Board has three standing committees, the Audit Committee, the Compensation Committee, and the Governance Committee, whose members were appointed in April 2012 following the Annual Meeting.

Audit Committee.    The Audit Committee is currently comprised of four independent directors, Robert A. Stefanko (Chairman and Presiding Director), Edward W. Kissel, Sarah R. Coffin, and Robert B. Heisler, Jr. The functions of the Audit Committee, which met eight times in 2012, are to: (1) engage the independent registered public accounting firm, (2) approve all audit and related engagements (audit and non-audit), (3) review the results of the audit and interim reviews, (4) evaluate the independence of the independent registered public accounting firm, (5) review with the independent registered public accounting firm the financial results of the Company prior to their public release and filing of reports with the SEC, (6) direct and supervise special investigations and (7) oversee our accounting, internal accounting controls and auditing matters reporting hotline (discussed below) and our corporate compliance program. The Audit Committee also has oversight of our system of internal auditing functions and controls, as well as our internal control procedures. None of our Audit Committee members serve on more than two other public company audit committees.

The Board has identified Robert A. Stefanko as the Audit Committee “financial expert”.

Compensation Committee.    The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its executive officers and directors. The Compensation Committee has the authority to retain outside consultants regarding executive compensation and other matters. The Compensation Committee, which met five times in 2012, is currently comprised of four independent directors, Vincent C. Byrd (Chairman and Presiding Director), Robert A. Stefanko, John B. Crowe, and Sarah R. Coffin.

Corporate Governance and Nominating Committee.    The Governance Committee is responsible for, among other things, evaluating new director candidates and incumbent directors, and recommending nominees to serve on the Board as well as members of the Board’s committees to the independent directors of the Board. The Governance Committee is also responsible for recommending and monitoring participation in continuing education programs by the members of the Board. The Governance Committee, which met six times in 2012, is currently comprised of three independent directors, Edward W. Kissel (Chairman and Presiding Director), John B. Crowe, and William A. Foley.

Committee Charters and Policies.    The Board has adopted written charters for the Audit Committee, the Compensation Committee, and the Governance Committee. Each Committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Committees of the Board are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com.

Board Role in Risk Oversight.    The Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. Certain areas of oversight are delegated to the relevant Committees of the Board and the Committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. In July 2012, management conducted its most recent enterprise-

wide risk assessment of the Company and each of its business segments and presented the assessment results to the Board for review. The focus of this assessment included a review of strategic, financial, operational, compliance and technology objectives and risks for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Board Attendance.    There were a total of six regularly scheduled and special meetings of the Board of Directors in 2012. During 2012, all directors attended at least 75% of the aggregate total number of the meetings of the Board and Committees on which they served. In 2012, all of our directors attended our Annual Meeting. Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend.

Interested Parties’ Communications with the Board of Directors.    Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee of the Board, to the non-management directors, or to the Board:

Written Communication.    Interested parties may send such communications by mail or courier delivery addressed as follows: Board of Directors (or Committee Chairman, Board Member or Non-Management Directors, as the case may be), c/o Greggory W. Branning, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened to the Chairman of the Governance Committee. The Chairman of the Governance Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chairman of a particular Committee of the Board, however, the Corporate Secretary will forward those communications, unopened, directly to the person or Committee Chairman in question.

Toll Free Hotline.    In 2003, the Audit Committee established a “hotline” for receiving, retaining and treating complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by a company which is independent of Myers. Interested parties may also use this hotline to communicate with the Board. Any interested party may contact a director, a Committee of the Board, the non-management directors, or the Board through the toll free hotline at (877) 285-4145. The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to either or both the Chairman of the Audit Committee and the Corporate Secretary. We do not permit any retaliation of any kind against any person who submits a complaint or concern under these procedures.

Shareholder Nominations of Director Candidates.

Shareholder Recommendation Policy.    The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the procedures outlined in the next paragraph below and that send a signed letter of recommendation to the following address: Corporate Governance and Nominating Committee, c/o Mr. Greggory W. Branning, Chief Financial Officer, Senior Vice President and Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.

Recommendation letters must certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation), and further state the reasons for the recommendation, the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years. Any such recommendation should be accompanied by a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The letter must also include a signed written statement that the nominating shareholder and the candidate will make available to the Governance Committee all information reasonably requested in furtherance of the Governance Committee’s evaluation. The letter must be received before the close of business on or before November 15th of the year prior to our next annual meeting of shareholders.

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee in writing by any of our shareholders pursuant to the procedures outlined in the paragraph above on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources, which may, from time-to-time, include professional search firms retained by the Governance Committee. In considering individuals for nomination to stand for election, the Governance Committee will consider: (1) the current composition of the Board of Directors and how it functions as a group; (2) the talents, personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision.

When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates.

Shareholder Nomination Policy.    In accordance with our Amended and Restated Code of Regulations, a shareholder may directly nominate a candidate for election as a director of the Company only if written notice of such intention is received by the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting of shareholders or special meeting of shareholders for the election of directors. In the event that the date of such meeting to elect directors is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to nominate a candidate must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nomination” and then send a signed letter of nomination to the following address: Corporate Governance and Nominating Committee, c/o Mr. Greggory W. Branning, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.

On February 21, 2013, Gamco amended its Schedule 13D relating to the Company to disclose that Gamco had sent a letter to the Company recommending one individual, Daniel R. Lee, for nomination for election as director of the Company at the Annual Meeting. On February 22, 2013, Gamco further amended its Schedule 13D relating to the Company to disclose that Gamco had sent a letter to the Company to provide additional information regarding Mr. Lee. Gamco indicated that it intends to be present in person or by proxy at the Annual Meeting to nominate Mr. Lee.

Corporate Governance Policies.

Implementation.    The Board of Directors has implemented the corporate governance initiatives required by the NYSE rules and the Sarbanes-Oxley Act of 2002. These initiatives include, among others, “Corporate Governance Guidelines”, a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees, as well as a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel”. These corporate governance policies and procedures are discussed in various places within this Proxy Statement. In March 2011, the Board incorporated a director resignation policy into its Corporate Governance Guidelines. Pursuant to this director resignation policy, in an uncontested election, any incumbent director who receives a greater number of votes “Withheld” or “Against” his or her election than votes “For” his or her election (and with respect to such incumbent director’s election at least 25% of the Company’s shares outstanding and entitled to vote thereon were “Withheld” or voted “Against” the election of such director) shall submit an offer of resignation to the Board of Directors. The Governance Committee will then recommend to the Board whether to accept or reject any tendered resignations, and the Board will decide whether to accept or reject such tendered resignations. The Board’s decision will be publicly disclosed in a Current Report on Form 8-K filed with the SEC. If an incumbent director’s tendered resignation is rejected, then he or she will continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If an incumbent director’s tendered resignation is accepted, then the Board will have the sole discretion to fill any resulting vacancy to the extent permitted by the Company’s Amended and Restated Code of Regulations.

Availability of Corporate Governance Policies.    Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersind.com.

Code of Ethics.    We have a “Code of Business Conduct and Ethics” and a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel”, which embody our commitment to ethical and legal business practices, as well as satisfying the NYSE requirements to implement and maintain such policies. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. Both of these policies are available on our website at www.myersind.com on the “Corporate Governance” page accessed from the “Investor Relations” page.

Stock Ownership Guidelines.    In 2010, we implemented “Stock Ownership Guidelines” whereby our executive officers and non-employee directors are expected to hold a specified amount of our Common Stock. The Chief Executive Officer is expected to hold an investment position in our Common Stock equal to five times his annual base salary. The Chief Operating Officer and Chief Financial Officer are both expected to hold an investment position equal to three times their respective annual base salaries. The non-employee Directors are expected to hold five times their annual cash Board retainer in our Common Stock. The executive officers and non-employee directors have five years from the effective date of the guidelines to attain the ownership requirement. These “Stock Ownership Guidelines” are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com.

Board Member Recruiting Guidelines.    In March 2011, the Governance Committee adopted Board Member Recruiting Guidelines that outline the process for existing Board members to nominate potential director candidates to the Governance Committee. These recruiting guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com.

Executive Sessions of the Board.    Effective in December 2002, the Board adopted a policy requiring the non-management directors, both as to the Board and in their respective Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2012, the Board and each Committee met regularly in executive session as follows: Board, five times; Audit Committee, eight times; Compensation Committee, three times; and the Governance Committee, five times.

Independent Chairman.    Effective in October 2009, the Board appointed Richard P. Johnston independent Chairman of the Board. The Company believes this leadership structure is appropriate for the Company as it further aligns the interests of the Company and our shareholders by ensuring independent leadership of the Board. The independent Chairman serves as a liaison between our directors and our management and helps to maintain open communication and discussion by the Board. Duties of the Chairman are specified in the Charter of the Chairman of the Board of Directors, adopted October 28, 2009, and include serving in a presiding capacity, coordinating the activities of the Board, and such other duties and responsibilities as the Board may determine from time-to-time. This charter is available on our website at www.myersind.com on the “Corporate Governance” page accessed from the “Investor Relations” page.

Presiding Directors.    The independent directors reported that in 2012 they selected Presiding Directors to preside during executive sessions. The Chairman of the Governance Committee acts as the Presiding Director for the executive sessions of the Board, and the Chairman of each Committee was selected as the Presiding Director for the executive sessions of the applicable Committee of the Board.

Anonymous Reporting.    The Audit Committee maintains procedures, including a worldwide telephone “hotline”, which allows employees and interested parties to report any financial or other concerns anonymously as further detailed under “Interested Parties’ Communications with the Board of Directors” above.

Annual Board and Committee Self-Assessments.    In 2004, the Board, through the Governance Committee, instituted annual self-assessments of the Board, as well as of the Audit Committee, the Compensation Committee, and the Governance Committee, to assist in determining whether the Board and its Committees are functioning effectively. In early 2012, the Board and each of its Committees conducted the most recent self-evaluations and discussed the results of the self-evaluations.

NYSE and SEC Certifications.    In 2012, we submitted to the NYSE an unqualified Section 12(a) certification by our Chief Executive Officer. Further, each applicable filing with the SEC contained the Section  302 and 906 Certifications of both our Chief Executive Officer and Chief Financial Officer.

Director Compensation.    The annual retainer for non-employee directors is $40,000. In addition, Committee members receive $10,000 per year per Committee of the Board. The Chairman of the Audit Committee and Chairman of the Compensation Committee each receive an additional $8,000 per year. The Chairman of the Governance Committee receives an additional $4,000 per year. The Chairman of the Board receives an additional annual retainer of $20,000. Directors who are employees of the Company do not receive the annual retainer.

Under our 2008 Incentive Stock Plan, each non-employee director who holds such position on the date of the annual meeting of the shareholders and has been a director for the entire period since the annual meeting of shareholders of Myers that was held in the immediately preceding calendar year will be awarded annually, on the date of the annual meeting of shareholders, shares of our Common Stock valued at $60,000 on such date. Prior to May 2012, each non-employee director who held such position on the date of the annual meeting of the shareholders and had been a director for the entire period since the annual meeting of shareholders of Myers that was held in the immediately preceding calendar year was awarded annually, on the date of the annual meeting of shareholders, 3,000 shares of Common Stock.

Our Amended and Restated Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.

The following table shows the compensation paid to each of the non-employee directors during fiscal 2012. Mr. Orr, who is our President and Chief Executive Officer, does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Vincent C. Byrd(1)	56,000	50,130	—	—	—	—		106,130
Sarah R. Coffin	58,750	50,130	—	—	—	—		108,880
John B. Crowe	58,750	50,130	—	—	—	—		108,880
William A. Foley	46,250	50,130	—	—	—	—		96,380
Robert B. Heisler, Jr.	45,250	50,130	—	—	—	—		95,380
Richard P. Johnston	88,750	50,130	—	—	—	25,549	(6)	164,429
Edward W. Kissel(2)	62,750	50,130	—	—	—	—		112,880
Robert A. Stefanko(3)	66,750	50,130	—	—	—	—		116,880

(1)	Mr. Byrd served as the Chairman and Presiding Director of the Compensation Committee.

(2)	Mr. Kissel served as the Chairman and Presiding Director of the Governance Committee.

(3)	Mr. Stefanko served as the Chairman and Presiding Director of the Audit Committee.

(4)

Stock Award amounts shown in this Non-Employee Director Compensation Table do not reflect compensation actually received by the directors. The amounts shown reflect the fair market value of 3,000 shares of common stock awarded to the non-employee directors on April 27, 2012.

(5)

No stock option awards were provided to the non-employee directors in 2012. The number of stock options held by the directors at December 31, 2012 was as follows: Mr. Byrd (0), Ms. Coffin (0), Mr. Crowe (0), Mr. Foley (0), Mr. Heisler (0), Mr. Johnston (2,500), Mr. Kissel (7,750), and Mr. Stefanko (0).

(6)

The amount of $25,549 for Mr. Johnston reflects an annual pension benefit that he is entitled to under the terms of an employment agreement with our subsidiary Buckhorn Inc. He resigned as an employee in 1990. The pension benefits commenced under the employment agreement following his resignation.

Risk Assessment of Compensation Practices.    In establishing compensation policies and practices for all of our employees, we utilize a balanced mix of salary, bonus and, in some cases, equity-based compensation that supports the enhancement of revenue, earnings and cash performance of the Company for our shareholders without creating undue risk. Under our long term incentive program adopted in 2010 (the “LTIP”), we utilize a blend of stock options, service-based awards and performance-based awards with a greater emphasis on performance-based awards than service-based awards that we believe will further align the interests of our employees with those of our shareholders. Our risk oversight and overall compensation structure has features that guard against excessive risk taking, including:

•

Our Board’s and its Committees’ role in risk oversight, including internal control over financial reporting and other strategic, financial, operational, compliance and technology policies and practices (see the section titled “Board’s Role in Risk Oversight” above for a complete description);

•	Diversified nature of our business segments with respect to industries and markets served, products and services sold, and geographic footprint;

•	Establishment and annual review of base salaries to be consistent with an employee’s responsibilities;

•	Determination and award of incentive awards based on a review of a variety of indicators of performance that diversifies the risks associated with any single indicator of performance;

•

A mixture of fixed and variable, annual and long-term, and cash and equity compensation are provided to our employees to encourage strategy and actions that are in the long-term interests of the Company and our shareholders; and

•	Awards of incentive compensation with performance vesting criteria to reward employees for driving sustainable, profitable growth for shareholders.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis.

Executive Summary:

Our executive pay program is managed by the Compensation Committee. The role of the Compensation Committee is to oversee our executive pay plans and policies, administer our stock plans and annually review and make recommendations to the Board for all pay decisions relating to our executives, including the Named Executive Officers (“NEOs”):

•	John C. Orr, President and Chief Executive Officer

•	David B. Knowles, Executive Vice President and Chief Operating Officer

•	Greggory W. Branning, Chief Financial Officer, Senior Vice President and Corporate Secretary (effective September 1, 2012)

•	Donald A. Merril, Chief Financial Officer, Senior Vice President and Corporate Secretary (through August 31, 2012)

Messrs. Orr, Knowles, and Branning are our only NEOs. Mr. Merril was also a NEO during part of 2012.

As shareholders consider the effectiveness of our executive pay program for our NEOs in the most recent year and their support of our executive pay program, they should take into account the following:

•

The Company’s financial position remains solid, with a strong balance sheet and financial liquidity to pursue strategic goals to enhance shareholder value. This is evidenced by an increase of 40% in our adjusted earnings per share from 2011 to 2012. Additionally, we had positive cash flow from operating activities of $60.8 million in 2012.

•	Base salaries for the NEOs were subject to an increase of approximately 3%.

•

The Company targets total direct compensation at the median of the competitive market. An analysis of the total direct compensation (defined as base salary, target bonus opportunity, and long-term incentives) in 2012 indicated that total compensation is below the median of the market, primarily driven by below-market long-term incentives.

•

We continue to utilize a long-term incentive portfolio of options, service-based restricted stock and stock units, and long-term cash incentives tied to financial results to provide greater reward balance, more effectively manage share dilution and offer us greater flexibility to reward for long-term results.

•	We have several pay practices and policies that are in the best interests of our shareholders, including modest perquisites, limited executive retirement benefits, and stock ownership guidelines.

•	In 2012, we eliminated employment contracts for our NEOs and replaced them with severance agreements to provide greater flexibility in managing executive severance benefits.

•	A review of our pay programs concluded they do not encourage excessive or unnecessary risk taking.

•

Finally, we believe the pay actually earned by our Chief Executive Officer has been aligned with the Company’s total shareholder return performance. The realized pay of our Chief Executive Officer (salary, actual bonuses, long-term performance cash earned, options exercised, stock vested, and all other compensation) and unrealized pay (the value of outstanding equity awards and in-cycle cash performance awards at target) aligned closely with total shareholder return.

Realized and Unrealized Compensation

	2010	2011	2012
Total Value	$3,544	$5,754	$9,196
Realized Compensation[1]	$1,872	$1,772	$2,897
Unrealized Compensation[2]	$1,672	$3,982	$6,298
Indexed TSR	110	143	179
1-Year TSR	10.1%	30.0%	25.3%

[1]	Includes salary, bonus, options exercised, stock vested, and all other compensation

[2]	Includes outstanding equity awards and in-cycle long-term cash at target

The remainder of this report provides details of each of these conclusions and examines our pay philosophy and objectives, the process used to set pay for 2012, the elements of pay awarded and other policies affecting our executive pay program.

Pay Philosophy and Practices.

Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The Compensation Committee and senior management, with assistance from our independent compensation advisors, develop competitive pay programs for our executives and we follow the basic tenets set forth below:

What We Do:

•	Pay for Performance

•	Reasonable Post-Employment/Change in Control Provisions

•	Double Trigger Change in Control Provisions

•	Modest Perquisites

•	Share Ownership Guidelines

•	Independent Compensation Advisors

What We Don’t Do:

•	Enter into Employment Contracts

•	Offer Tax Gross-Ups

•	Reprice Underwater Options

•	Allow Cash Buyouts of Underwater Options

•	Permit Short Sales by Executive Officers or Directors

Process Used to Set Pay for 2012.

Interactions between multiple parties established our executive pay program for 2012:

•	Compensation Committee;

•	senior management;

•	independent compensation advisors; and

•	outside advisors, including legal counsel.

Role of Compensation Committee:

Four independent directors comprise our Compensation Committee, which is responsible for establishing and administering our compensation policies, programs and procedures. In dispensing its duties, the Compensation Committee may request information from senior management regarding the Company’s performance, pay and programs to assist it in its actions. Moreover, the Compensation Committee has the authority to retain outside advisors as needed to assist it in reviewing the Company’s programs, revising them and providing competitive pay levels. In arriving at its decision on executive compensation, the Compensation Committee takes into account the shareholder “say-on-pay” vote at the previous annual meeting of shareholders.

The Compensation Committee annually reviews and establishes the goals used for our incentive plans. In addition, it annually assesses the performance of the Company and the Chief Executive Officer. Based on this evaluation, the Compensation Committee then recommends the Chief Executive Officer’s compensation for the next year to the Board for its consideration and approval. In addition, the

Compensation Committee reviews the Chief Executive Officer’s compensation recommendations for the Chief Operating Officer and Chief Financial Officer, providing appropriate input and approving final awards. Finally, the Compensation Committee provides guidance and final approval to the Chief Executive Officer with regard to the determination of the compensation of other key executives.

Role of Senior Management:

The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter. Typically, the Company’s Chief Executive Officer participates in meetings of the Compensation Committee. The Company’s other NEOs may participate as necessary or at the Compensation Committee’s request. The NEOs normally provide the Compensation Committee with information regarding the Company’s performance as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the Compensation Committee’s independent compensation advisors.

Management provides input regarding the recommendations made by outside advisors or the Compensation Committee. Management implements, communicates and administers the programs approved by the Compensation Committee, reporting back to it any questions, concerns or issues.

The Chief Executive Officer annually evaluates the performance of the Company and its other NEOs. Based on his evaluation, he provides the Compensation Committee with his recommendations regarding the pay for the Chief Operating Officer and Chief Financial Officer for its consideration, input and approval. The Compensation Committee, in turn, authorizes the Chief Executive Officer to establish the pay for the Company’s other executives based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the Compensation Committee focuses on their individual pay.

Role of Independent Compensation Advisors:

In 2012, the Compensation Committee engaged Pay Governance, LLC (“Pay Governance”) to assist the Compensation Committee. The Compensation Committee has the authority to retain Pay Governance or to engage other independent advisors and compensation consultants to assist in carrying out its responsibilities. Pay Governance’s lead consultant reported directly to the Compensation Committee Chairman, who approved his work, and interacted with management as needed to complete the work requested by the Compensation Committee. Pay Governance did not provide other services to the Company during 2012 and received no compensation other than with respect to the services provided to the Compensation Committee.

To support the Compensation Committee in this effort, Pay Governance provided information regarding how other companies in the plastics, packaging/container and distribution industries compensate its senior executives. Companies selected for this analysis were proposed by Pay Governance, reviewed by management and the Compensation Committee, and ultimately approved by the Compensation Committee. Companies included in the analysis were located across the country and had median revenues of approximately $975 million, indicative of our competitive market for executive talent and reasonably greater than our 2011 year-end sales of $756 million. The peer group used for 2012 included the following companies:

A. Schulman, Inc.	Lawson Products
AEP Industries Inc.	Multi-Color Corporation
American Biltrite Inc.	NN, Inc.
AptarGroup, Inc.	OMNOVA Solutions Inc.
Associated Materials LLC	Packaging Corporation of America
Boise Inc.	Park-Ohio Holdings Corp.
Crocs, Inc.	Tredegar Corporation
Dorman Products, Inc.	Trex Company, Inc.
Graham Packaging	Tupperware Brands Corporation
Kapstone Paper and Packaging	West Pharmaceutical Services, Inc.

Constar International was eliminated from the peer group that was used in 2011 because it entered Chapter 11 bankruptcy in March 2011.

In addition, Pay Governance provided the Compensation Committee with data from compensation surveys that included hundreds of companies in a broader range of industries with revenues that are comparable to ours to support the information developed for the peer companies.

Based on this information, Pay Governance offered its recommendations for the NEOs’ pay program for 2012 and presented them in meetings and conference calls with the Compensation Committee. Pay Governance also reviewed the Company’s 2012 proxy statement.

Myers believes its practices are consistent with the practices for other companies of its size, reflects best practices regarding the governance of executive pay programs and reflects the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.

After interviewing several independent compensation advisors, the Compensation Committee engaged Exequity LLP in October 2012 to serve as the independent compensation advisor, replacing Pay Governance. The work of neither Pay Governance nor Exequity has raised any conflicts of interest.

Elements of Pay for 2012.

The basic elements of our compensation package include:

•	Base salary;

•	Annual bonus opportunities;

•	Long-term incentives in the form of cash, options, and restricted stock;

•	Retirement and other benefits generally available to all other Company employees; and

•	Modest executive perquisites.

Consistent with the objectives of our executive pay philosophy, we target total compensation to approximate the 50th percentile (or median) for executives in similar roles at companies of similar size and complexity. We believe targeting median pay levels is appropriate as it is sufficient to attract and retain key executives, but does not position our compensation costs out of line with other companies of similar size. Pay can vary from target levels to the degree the Company’s performance or stock price increases or decreases, affecting the value our executives realize from Myers’ annual bonus and long-term incentive awards.

While we do not have a prescribed mix of pay, the following table indicates the percentage of each NEO’s total target direct compensation that is attributable to base salary, target bonus, and long-term incentives (Mr. Donald A. Merril is excluded because he was not a NEO for the entire year):

Component of Pay	Mr. John C. Orr	Mr. David B. Knowles	Mr. Greggory W. Branning
Salary	28%	34%	38%
Target Bonus	28%	25%	27%
Long-Term Incentives	44%	41%	35%

Relative to competitive market practices, this mix is generally weighted more heavily towards short-term incentives and less heavily towards long-term incentives.

Base Salaries:

Base salaries are the guaranteed part of our executives’ pay. We pay base salaries to recognize the skills, competencies, experience, and individual performance an executive brings to his or her role. As a result, changes in base salary result primarily from changes in the executive’s responsibilities, an assessment of their annual performance, and our financial ability to pay base salaries and provide increases to them.

Salaries for our executives are based on the scope of their responsibilities and their relevant background, training and experience. Data on compensation practices of companies similar to ours is also considered in setting base salaries. The Compensation Committee targets base salaries at approximately the 50th percentile, but also considers an individual’s experience, performance, and external market conditions. Under the terms of our NEOs’ severance agreements, their base salaries may not be materially decreased.

Based on external market conditions, company performance, and senior management’s recommendations, the Compensation Committee decided to increase the base salaries for the NEOs by 3%. This positioned the base salaries at approximately the 50th percentile of the peer group for Messrs. Orr, Knowles, and Merril. Mr. Branning’s base salary ranks below the 50th percentile of the peer group as he is new to the CFO position.

Annual Bonuses:

In keeping with our policy of rewarding our executive officers for performance, executives, including our NEOs, were eligible to earn annual incentives under our annual incentive plan. Bonuses under the plan increase each executive’s focus on specific short-term corporate operational goals. As a result, it balances the objectives of our other pay programs, which concentrate on individual performance (base salaries), long-term financial results, and stock price growth. Finally, annual bonuses allow us to manage fixed compensation costs, while still providing executives with competitive cash compensation consisting of salaries and bonuses.

Each year, the Compensation Committee approves a target bonus opportunity for each NEO. We intend for our target bonuses to be at least at median levels to place more emphasis on achieving annual operating results and to support more demanding annual performance objectives. For 2012, our target bonuses were 100% of salary for Mr. Orr, 75% of salary for Messrs. Knowles and Merril, and 70% of salary for Mr. Branning. Mr. Branning was guaranteed a bonus of $112,000 for 2012 in connection with his employment by the Company in September 2012. Actual bonuses can range from 0% to 200% of target depending on actual performance, practices that are consistent with the range of annual bonus opportunities of peers and those of other companies our size. In this manner, we can reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet minimally acceptable standards.

Annual bonuses are based on results in two areas:

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for special income and expenses approved by the Compensation Committee. EBITDA results determine 50% of an executive’s annual bonus.

•	Cash flow before capital expenditures, which determines the remaining 50% of an individual’s award.

The use of EBITDA as a bonus metric focuses on our core operating profitability and is not influenced by accounting policies, significant non-operating results or other extraordinary items that can obscure our operating results. We believe consistent improvements in our operating results over time should produce value for our shareholders over the long-term. Cash flow balances the profitability focus of EBITDA by measuring our executives’ ability to manage our working capital. Moreover, it focuses our management on generating discretionary cash that can be used to invest in assets, make acquisitions, retire debt, pay dividends and re-purchase our Common Stock without disrupting operations. Cash flow is measured before capital expenditures so as to balance sound decisions on long-term capital investments with achievement of cash flow goals. Both measures are weighted equally in order to balance near-term profitability with long-term growth.

Each year, the Compensation Committee approves annual performance targets for EBITDA and cash flow. These targets are based on the annual budget developed by our senior management through vigorous bottoms-up planning, evaluation of business expectations for each business segment, customer reviews, raw material availability and pricing evaluations, SG&A considerations and general economic conditions. The annual budget is vetted and approved by the Board. Targets are established based upon a reasonable level of expected return given our performance against the annual budget. Once targets are established, the Compensation Committee sets minimum and maximum goals to appropriately reward for results that exceed or fall short of target expectations.

Performance Objective	Bonus % Target Award (1)	EBITDA ($ Millions)	Cash Flow ($ Millions)
Minimum	0%	$62.748	$51.095
Target	100%	$83.664	$68.126
Maximum	200%	$104.580	$85.158

2012 Actual Results		$88.47	$60.01
2012 Percentage Payout	87.9%	123.0%	52.9%

(1)	Bonuses for results in between performance objectives are interpolated

The range of performance associated with each measure (minimum results equal to 75% of target and maximum performance equal to 125% of target) reflects typical practices of peers and other companies. For 2012, actual EBITDA results were above target; however, actual cash flow was below target, resulting in a weighted average payout percentage that was below target. Based on this payout percentage and the executive’s target bonus opportunity, Messrs. Orr and Knowles received a bonus of $659,428 and $286,852, respectively, for 2012. Mr. Branning received a guaranteed bonus of $112,000 for 2012. Each of these cash bonuses was paid early in 2013. Pursuant to the terms of his separation agreement, Mr. Merrill received $219,105 representing the annual bonus that was earned but unpaid as of his termination date.

Long-Term Incentives:

The 2008 Incentive Stock Plan provides us with flexibility to grant stock options, stock appreciation rights, performance awards, restricted stock, stock units, and other forms of equity-based awards. These awards are consistent with our goal of motivating and rewarding our executive officers for increasing shareholder value and promote our long-term interests by aiding the retention of high-quality executives. Our use of long-term incentives reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives designed to enhance shareholder value. Finally, long-term incentives in the form of stock help build executive stock ownership, consistent with our stock ownership objectives more fully described in the section titled “Stock Ownership Guidelines” and strengthen the alignment with our shareholders’ interests.

For long-term incentives, the Board awarded a blend of stock options, service-based restricted stock awards and performance-based long-term cash incentives. This approach provides reward balance with each element designed to meet specific reward objectives:

•

Stock options align our executives’ interests with those of our shareholders because options only produce rewards to our executives if our stock price increases after options are granted. We believe options are performance-based awards, because the stock price appreciation that produces gains to the executive can only be achieved by improvements in the Company’s operating and financial results. In addition, options help build executive ownership.

•

Service-based restricted stock grants help in attracting and retaining our key executives, which is especially helpful given the cyclical nature of some of our business segments. Restricted stock also ties our executives to the total returns earned by our investors — through dividends as well as stock price appreciation.

•

Long-term cash incentives reward our executives for achieving financial goals over a multi-year period. Moreover, the use of cash helps us to more effectively manage the shares available for use under our 2008 Incentive Stock Plan, reduces dilution of our shareholders’ interests and provides our executives competitive long-term incentive opportunities. In addition, the use of cash provides our executives a means to pay for taxes associated with their long-term awards, helping them retain more of the shares received as options and restricted shares.

Our long-term incentives target 50th percentile values for executives in similar roles at companies of similar size, although actual long-term incentives are currently significantly below the median. Once target values are developed, awards for each long-term element are based on an individual’s position, organizational level, scope of responsibilities, their ties to long-term results, and any special attraction and retention needs. For the NEOs, the Compensation Committee aimed to strike a balance between the three elements while emphasizing performance-based elements (options and long-term cash incentives) over service-based ones (restricted stock). For Messrs. Orr, Knowles, and Merril, 35% of their target value was delivered in the form of stock options, 35% in the form of target long-term cash incentives and 30% as service-based restricted stock.

To strengthen the awards’ long-term ties to performance as well as to help retain our executives, long-term incentives vest or are earned over several years. For example, stock options vest ratably on the first three anniversaries of the grant and are exercisable within ten years following their grant, consistent with our historical terms for option grants. Service-based restricted stock grants are subject to three-year cliff vesting, are tied to continued service, and provide a strong device for retaining our executives. Finally, long-term cash incentives are based on the achievement of pre-established objectives over a three-year period.

Long-term cash incentives are based on our average return on invested capital (“ROIC”) for the three-year period beginning in 2012 and ending in 2014. ROIC equals our earnings before interest and taxes (“EBIT”) divided by our total invested capital (total debt and total equity). In our view, ROIC holds our management accountable for all capital invested in the Company. Moreover, it represents an appropriate measure for a capital intensive business like ours. It also balances the measures used in our annual bonus plan. Finally, we believe that ROIC achievement is aligned with our stock price performance.

For the three-year period ending in 2014, the Company established three-year average ROIC performance objectives that ranged from 5% (minimum) to 15% (maximum), with target results achieved at 10%. Target ROIC performance represented a reasonable objective as it approximated the median three-year ROIC results of our peers and other S&P Small Cap 600 Companies (“S&P Small Caps”). Maximum results reflected a reasonable stretch that approximated the 75th percentile of our peers and S&P Small Caps. The minimum ROIC goal was comparable to the 25th percentile of our peers and S&P Small Caps.

For the three-year period ending in 2012, the three-year average ROIC performance objectives ranged from 5% (minimum) to 15% (maximum), with target results achieved at 10%. For such three-year period, the Company achieved a three-year average ROIC of 12.3%. Based on this ROIC, Mr. Orr and Mr. Knowles received a long-term cash incentive of $1,043,900 and $321,200, respectively. These long-term cash incentives were paid early in 2013.

Retirement and Other Benefits:

We also maintain qualified and nonqualified retirement programs to provide our executives and other employees basic life and income security needs and recognize individual contributions during their career with Myers. The NEOs participate in our qualified retirement plan (a tax-qualified 401(k) Plan, pursuant to which all participants are eligible to receive matching contributions from the Company) on the same terms as all of our other employees.

NEOs also participate in our Supplemental Executive Retirement Plan (“SERP”). The SERP was adopted to replace retirement benefits lost because of regulatory limits associated with qualified plans, provide retirement benefits for our NEOs comparable to that of other employees who are not constrained by regulatory limits, offer more competitive benefits to newly appointed senior executives, and enhance the retention and recruitment of high-quality executives. The SERP provides additional pension benefits to a select group of management. The annual supplemental pension benefit is payable for ten years commencing at the earlier of retirement or termination. Credit for years of service under the SERP may also be awarded to a participant at the discretion of the Compensation Committee. As part of their respective employment arrangements, Messrs. Orr, Knowles and Branning were provided with an annual SERP benefit up to $325,000, $75,000, and $50,000, respectively, payable for ten years commencing at the earlier of retirement or termination. Pursuant to the terms of Mr. Merril’s separation agreement, he is entitled to a SERP benefit of $1,666.66 per month payable for a period of 120 months starting at age 55.

NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance. Executives’ benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.

Executive Perquisites:

The Company’s executive perquisites are modest relative to the general practices of other companies. These rewards are not tied to individual or Company performance. While we believe these benefits are modest, they are highly valued by recipients, have limited cost, are part of a competitive reward program, and help in attracting and retaining the best executives.

In 2012, some of our NEOs received either a car allowance (Mr. Knowles) or Company provided car plus reimbursement for related expenses (Messrs. Orr and Merril). NEOs also are able to use the Company’s country club membership, but at their own expense. In addition, NEOs are eligible for an annual physical examination. NEOs are responsible for paying the income taxes associated with these benefits and are not grossed-up by the Company.

Other Policies and Practices.

•

Timing of Equity Grants and Grant Price.    Option grants and other equity incentives are generally awarded during the first Compensation Committee meeting of the fiscal year, normally in late February or early March. This meeting is normally set more than a year in advance, limiting our ability to time the market for equity awards. The value of any such grants is determined by the closing price of our stock on the NYSE on the date that the Board approves such grants. In addition, from time-to-time during the year, the Compensation Committee may make grants to a new employee or, in rare circumstances, to a current employee. In such cases, the value of the grants is based on the closing price of our stock on the NYSE on the date such grants are approved by the Board.

•

Stock Ownership Guidelines:    A key objective of our pay program in general and our long-term incentive awards in particular is to encourage and build stock ownership. As a result, we adopted stock ownership guidelines that are common at other companies. These guidelines were adopted in the fall of 2010 and amended in January 2013 and require Mr. Orr to own shares that are equal to five times his base salary. Messrs. Knowles and Branning are required to own shares equal to three times their respective base salaries. NEOs have five years from the effective date of the guidelines to achieve their ownership targets. In determining stock ownership, we count shares owned outright, including shares owned jointly with a spouse or separately by a spouse and/or children that share the NEO’s household, vested and unvested restricted stock and restricted stock unit awards, and vested stock options.

•

Accounting and Tax Considerations:    In designing our compensation programs, we take into consideration the accounting and tax effect, including the impact of Section 162(m) of the Internal Revenue Code, that the components will have or may have on our executive officers and the Company.

Pay Decisions for 2013.

In February 2013, the Compensation Committee met to approve the Company’s executive incentive pay program for NEOs for 2013. The pay program reflects many of the same elements used in 2012 although our independent compensation advisor has recommended certain modifications to more effectively achieve our compensation objectives.

•	Target bonus opportunities were unchanged;

•	Bonuses remained tied to achieving budgeted EBITDA and cash flow;

•	Long-term incentives were increased to bring total target direct compensation levels to the market median;

•

NEOs received the same mix of options, service-based stock awards and long-term cash incentives as in 2012 (although the stock awards are now in the form of stock units and now vest ratably over a three year period);

•	Long-term cash incentives remained tied to three-year ROIC.

In arriving at its decisions on executive compensation, the Compensation Committee took into account the affirmative shareholder “say-on-pay” vote at the previous annual meeting of shareholders and continued to apply the same principles in determining the amounts and types of executive compensation. The Compensation Committee referenced two separate peer groups, a proxy peer group and a broader general industry survey peer group, to determine the competitive pay positioning of our NEOs’ pay. The proxy peer group included the following companies:

A. Schulman, Inc.	Lawson Products
AEP Industries Inc.	Multi-Color Corporation
American Biltrite Inc.	NN, Inc.
AptarGroup, Inc.	OMNOVA Solutions Inc.
Boise Inc.	Park-Ohio Holdings Corp.
Crocs, Inc.	Tredegar Corporation
Dorman Products, Inc.	Trex Company, Inc.
Intertape Polymer Group Inc.	TriMas Corporation
Kapstone Paper and Packaging	West Pharmaceutical Services, Inc.

Associated Materials LLC, Graham Packaging Company, Spartech Corporation, and Tupperware Brands Corporation were eliminated from the proxy peer group used in 2012, and TriMas Corporation and Intertape Polymer Group Inc. were added to the proxy peer group. The general industry peer group companies were selected based on the following parameters: (1) participant in the Equilar Top 25 Survey; (2) publicly traded U.S.-based companies with a focus on manufacturing and other asset-based companies; and (3) size-appropriate companies with revenues within a range of roughly one-half to two times the Company’s revenue with median revenues for the group near the Company’s revenue. The general industry peer group companies included:

Apogee Enterprises, Inc.	lululemon athletica inc.
Barnes Group Inc.	Neenah Paper, Inc.
Coherent, Inc.	Nordson Corporation
Cymer, Inc.	ResMed Inc.
Deckers Outdoor Corporation	Tecumseh Products Company
Entegris, Inc.	Tempur-Pedic International Inc.
ESCO Technologies Inc.	TriMas Corporation
FEI Company	U.S. Concrete, Inc.
Graco Inc.	West Pharmaceutical Services, Inc.
H.B. Fuller Company	Zep Inc.
Integra LifeSciences Holdings Corporation

Compensation Committee Interlocks and Insider Participation.

During fiscal 2012, the following directors were members of the Compensation Committee: Vincent C. Byrd, Robert A. Stefanko, John B. Crowe, and Sarah R. Coffin. None of the Compensation Committee’s members have at any time been an officer or employee of the Company. None of our NEOs serve, or in the past fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis”. Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The foregoing report has been furnished by the current members of the Compensation Committee, being:

Vincent C. Byrd, Chairman and Presiding Director, Robert A. Stefanko, John B. Crowe, and Sarah R. Coffin.

Summary of Cash and Certain Other Compensation.    The following table contains certain information regarding the compensation earned, paid or payable during 2012, for services rendered to the Company and its subsidiaries during fiscal 2012, to the NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
John C. Orr,	2012	737,500	—	364,824	384,540	1,703,330	—	63,332	3,253,526
President & Chief	2011	725,000	—	387,840	348,672	990,623	—	56,513	2,508,648
Executive Officer	2010	725,000	—	563,305	254,280	454,160	161,014	53,038	2,210,797
David B. Knowles,	2012	427,500	—	1,269,408	167,620	608,052	—	33,692	2,506,272
Executive Vice	2011	420,000	—	169,680	152,762	430,409	—	42,099	1,214,950
President & Chief	2010	420,000	—	190,427	118,422	197,325	—	41,303	967,477
Operating Officer
Greggory W. Branning,	2012	107,885	212,000	—	—	—	—	6,000	325,885
Senior Vice
President & Chief
Financial Officer(1)
Donald A. Merril,	2012	230,697	—	94,284	99,093	219,105	—	27,615	670,794
Senior Vice	2011	342,750	—	99,990	89,571	351,244	—	26,887	910,442
President & Chief	2010	342,750	—	100,697	62,730	161,031	—	24,167	691,375
Financial Officer(2)

(1)	Mr. Branning joined the Company effective September 1, 2012. He received a $100,000 signing bonus and a $112,000 guaranteed bonus in 2012.

(2)	Mr. Merril departed the Company on August 31, 2012.

(3)

Amounts shown do not reflect compensation actually received by the executive officers. Instead the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”). The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

(4)

Information regarding the shares of restricted stock and stock options granted to our NEOs during 2012 are set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

(5)

For 2012, the amounts set forth in this column represent (1) bonuses that were earned during 2012 and paid early in 2013, and (2) long-term cash incentives that were earned based on average return on invested capital for the three-year period beginning in 2010 and ending in 2012, which were paid early in 2013. Pursuant to the terms of the performance-based cash awards granted in 2010, 2011, and 2012, Mr. Merril was entitled to receive $333,000, which was paid to him in September 2012 after his employment was terminated. For 2011 and 2010, the amounts set forth in this column represent bonuses that were earned during the respective fiscal year and paid early in the following year.

(6)

The amounts set forth in this column include: (a) Company contributions under our 401(k) plan and profit sharing plan earned during the respective fiscal year, but paid early in the following year; and (b) perquisites and other personal benefits. The amounts are listed in the following table:

	2012	2011	2010
Mr. Orr
Contributions	10,000	6,099	5,303
Insurance premiums	41,564	39,460	34,645
Other Perquisites	11,768	10,954	13,090

	63,332	56,513	53,038
Mr. Knowles
Contributions	10,000	6,099	5,303
Perquisites	23,692	36,000	36,000

	33,692	42,099	41,303
Mr. Branning
Contributions	3,046	—	—
Perquisites	2,954	—	—

	6,000	—	—
Mr. Merril
Contributions	10,000	4,874	4,078
Perquisites	17,615	22,013	20,089

	27,615	26,887	24,167

The perquisites and other personal benefits for Mr. Orr during fiscal 2012 included an automobile and related expenses. The perquisites and other personal benefits for Mr. Knowles during fiscal 2012 included an automobile allowance. The perquisites and other personal benefits for Mr. Branning during fiscal 2012 included living expenses. The perquisites and other personal benefits for Mr. Merril during fiscal 2012 included an automobile. These benefits are valued based on the incremental costs to us.

Employment Arrangements Including Change in Control.

John C. Orr, President and Chief Executive Officer, was appointed to his current position on May 1, 2005. On March 4, 2011, the Board of Directors approved a severance agreement between the Company and Mr. Orr dated as of March 1, 2011. The severance agreement replaced the employment agreement that Mr. Orr previously had with the Company. The full text of the severance agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on March 7, 2011. The severance agreement became effective as of June 1, 2011 following the expiration of Mr. Orr’s amended employment agreement. Mr. Orr’s employment by the Company is employment-at-will. Mr. Orr’s severance agreement provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, including following a change in control, any time prior to June 1, 2014, then he is entitled to: (1) three times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) three times his annual bonus at the highest rate in effect during the prior three year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for three years; (4) an automobile allowance for three years; (5) long term disability protection for three years; (6) life insurance protection for three years; and (7) outplacement services for one year.

Mr. Orr’s severance agreement provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, including following a change in control, any time during the period from June 1, 2014 until June 1, 2015, then he is entitled to: (1) two times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) two times his annual bonus at the highest rate in effect during the prior two year period plus (B) a pro-rata portion of the current year target annual bonus within thirty

(30) days after such termination; (3) health coverage for two years; (4) an automobile allowance for two years; (5) long term disability protection for two years; (6) life insurance protection for two years; and (7) outplacement services for one year.

Mr. Orr’s severance agreement provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, including following a change in control, any time during the period from June 1, 2015 until June 1, 2016, then he is entitled to: (1) one times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) one times his annual bonus earned during the prior one year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for the applicable period under Section 4980B of the Internal Revenue Code (“IRC”); (4) an automobile allowance for one year; (5) long term disability protection for one year; (6) life insurance protection for one year; and (7) outplacement services for one year.

If Mr. Orr’s employment with the Company is terminated by reason of his death or disability, then he or his surviving spouse is entitled to receive: (1) the base salary and annual bonus accrued and unpaid to the date of death or disability; (2) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Orr and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with IRC Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Internal Revenue Code Section 4980B(f) or (B) (x) thirty-six (36) months if at any time prior to June 1, 2014, or (y) twenty-four (24) months if such death or disability occurs at any time during the period from June 1, 2014 until June 1, 2015.

In addition, Mr. Orr’s severance agreement provides that upon Mr. Orr’s termination by reason of his death or disability or by the Company other than for cause or if he terminates for good reason, including following a change in control, all of Mr. Orr’s outstanding stock options, restricted stock awards, and stock unit grants will become vested, to the extent not previously forfeited or terminated. Mr. Orr is also subject to a three year non-compete agreement. The severance agreement does not provide IRC Section 280G protection or excise tax gross-up payments. If Mr. Orr is terminated by us for cause or resigns other than for good reason, then Mr. Orr is only entitled to compensation earned prior to the date of termination that has not yet been paid.

In the event that Mr. Orr’s employment is terminated by us other than for cause or by him for good reason, or if there is a change of control of the Company, then Mr. Orr would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: (i) a lump sum payment of $5,971,869 consisting of a combination of a payment of three times his most recent annual base salary and three times the highest annual bonus awarded during the prior three year period plus the pro rata share of the current year target annual bonus; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of three years with an estimated value of $155,783; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $2,003,065 and (iv) other benefits valued at $51,358, including payments for automobile allowances and executive outplacement service fees. In addition, Mr. Orr would receive $1,555,000 pursuant to performance-based cash awards granted under the LTIP.

In the event Mr. Orr’s employment is terminated by reason of his death or disability, then Mr. Orr or his surviving spouse would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: (1) a payment of $1,500,000 for the base salary and annual bonus accrued and unpaid to December 31, 2012; (2) $2,762,500 representing amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Orr and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with IRC Section 4980B, $43,527 representing the entire cost of the premiums for such continued medical coverage for 36 months. In addition, Mr. Orr would receive acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $2,003,065.

David B. Knowles, Executive Vice President and Chief Operating Officer, was appointed to his current position effective June 19, 2009, for a two year term with automatic renewals for successive one year terms thereafter until an event of termination. Under the terms of his employment agreement, Mr. Knowles’s initial base salary was $400,000 per year, subject to annual review by the Compensation Committee. The Compensation Committee increased the annual base salary payable to Mr. Knowles under his employment agreement to $435,000 for fiscal year 2012. For 2012, Mr. Knowles received a bonus of $286,852 pursuant to the executive cash bonus compensation plan. Any future or additional bonus will be determined by the Compensation Committee pursuant to metrics established by the Compensation Committee, with a target annual bonus opportunity for each year that is not less than 75% of Mr. Knowles’ base salary for the particular year. In connection with the employment agreement, Mr. Knowles was granted stock options to acquire 30,000 shares of the Company’s common stock. The benefits provided under Mr. Knowles’ employment agreement included, but were not limited to: (i) participation in our profit sharing plan; (ii) benefits under the supplemental executive retirement plan; (iii) short-term and long-term disability insurance; (iv) group term life insurance; (v) medical and dental insurance; (vi) vacation; (vii) a monthly automobile allowance; and (viii) reimbursement of moving expenses and a one time payment for closing costs and other expenses relating to the sale of his current home and/or purchase of a new home in the Akron, Ohio area.

Mr. Knowles’s employment agreement provided that if Mr. Knowles’s employment was terminated by the Company other than for cause or was terminated by Mr. Knowles for good reason, then the Company would provide to Mr. Knowles in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) continuation of Mr. Knowles’s annual base salary as in effect on the date of his termination for a period of one year after such termination; (2) an amount equal to his annual bonus at the highest rate in effect during the prior three year period plus the pro rata share of the current year target annual bonus payable in a lump sum within ninety (90) days after such termination; (3) COBRA health coverage at the Company’s expense for a period of one year; (4) continuation of the automobile allowance for a period of one year; (5) long term disability protection for a period of one year; (6) life insurance protection for a period of one year; and (7) outplacement services for one year. In the event that Mr. Knowles was terminated due to his death or disability, then Mr. Knowles or his spouse were entitled to receive: (1) any base salary and annual bonus accrued and unpaid; (2) any amounts payable under any Company employee benefit plan; and (3) COBRA coverage at the Company’s expense for the longer of (A) the applicable period under IRC Section 4980B; or (B) thirty-six (36) months. If Mr. Knowles’ employment was terminated by the Company with cause or by Mr. Knowles without good reason, then no further compensation was payable to Mr. Knowles other than compensation earned prior to the termination but unpaid at the time of termination. In the event Mr. Knowles was terminated in connection with, or within thirty (30) days following, the occurrence of a specified change in control event, Mr. Knowles would be provided with the following benefits in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) an amount equal to the sum of (A) one and one half (1 1/2) times his annual base salary as in effect on the date of his termination, plus (B) one and a half (1 1/2) times his annual bonus at the highest rate in effect during the prior three year period, payable within thirty (30) days after such termination; and (2) full vesting of all outstanding stock options, restricted stock awards, and stock unit grants. Mr. Knowles was also subject to a three year non-compete agreement.

As a result of discussions between Mr. Knowles and the Compensation Committee, on August 31, 2012, the Board of Directors approved a severance agreement between the Company and Mr. Knowles dated as of August 31, 2012. The full text of the severance agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 31, 2012. The severance agreement is effective as of September 1, 2012, following the expiration of the employment agreement described above. As of September 1, 2012, Mr. Knowles’s employment by the Company is employment-at-will. Mr. Knowles’s severance agreement provides that if Mr. Knowles is terminated by the Company other than for cause or disability or if he terminates for good reason, then he is entitled to payment of: (1) one times his annual base salary as in effect on the termination date in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) one times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date, within thirty (30) days after such termination; (3) the cost of premiums for continued medical coverage for one year; (4) continuation for one year of long-term disability protection (5) continuation for one year of any life insurance protection being provided to Mr. Knowles prior to termination; (6) an automobile allowance for one year; and (7) outplacement services for one year. In addition, the severance agreement provides that upon Mr. Knowles’s termination by the Company other than for cause or if he terminates for good reason, all of Mr. Knowles’s outstanding stock options, restricted stock awards, and stock unit grants will become vested.

The severance agreement provides that upon Mr. Knowles’s termination by the Company following a change in control, Mr. Knowles is entitled to payment of: (1) one and one-half (1 1/2) times his annual base salary as in effect on the termination date within thirty (30) days after such termination; and (2) an amount equal to the sum of (A) one and one-half (1 1/2) times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date within thirty (30) days after such termination. In addition, all of Mr. Knowles’s outstanding stock options, restricted stock awards, and stock unit grants will become vested. Mr. Knowles is also subject to a three year non-compete agreement. The severance agreement does not provide IRC Section 280G protection or excise tax gross-up payments.

If Mr. Knowles’s employment with the Company is terminated by reason of his death or disability, Mr. Knowles or his surviving spouse is entitled to receive: (1) the base salary and annual bonus accrued in the year prior to the year in which the death or disability occurs and unpaid to the date of death or disability; (2) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Knowles and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with COBRA, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under IRC Section 4980B(f) or (B) 36 months. In addition, the Severance Agreement provides that in the event of Mr. Knowles’s death or disability, all of Mr. Knowles’s outstanding stock options and restricted stock awards will become vested and such options are fully exercisable for a period of 12 months after the termination date. If Mr. Knowles is terminated by us for cause or resigns other than for good reason, then Mr. Knowles is only entitled to compensation earned prior to the date of termination that has not yet been paid.

In the event that Mr. Knowles’s employment is terminated by us other than for cause or disability or by him for good reason, then Mr. Knowles would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: (i) a lump sum payment of $1,191,659 consisting of a combination of continuation of a payment of one times his most recent annual base salary and one times the highest annual bonus awarded during the prior three year period plus any earned but unpaid annual bonus for the prior year; (ii) the cost of premiums for continued medical coverage for one year having a value of $14,509; (iii) continuation of long-term disability protection and any life insurance coverage for a period of one year with an estimated value of $2,517; (iv) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $1,927,845 and (v) other benefits valued at $34,000, including payments for automobile allowances and executive outplacement service fees. In addition, Mr. Knowles would receive $589,000 pursuant to performance-based cash awards granted under the LTIP.

In the event Mr. Knowles is terminated in connection with, or within one year following, the occurrence of a specified change in control event, then Mr. Knowles would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: (i) a payment of $1,624,364 consisting of a combination of a payment of one and a half times his most recent salary and one and a half times the highest annual bonus awarded during the prior three year period plus any earned but unpaid annual bonus for the prior year; and (ii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $1,927,845. Further, Mr. Knowles would receive $589,000 pursuant to performance-based cash awards granted under the LTIP.

In the event Mr. Knowles’s employment is terminated by reason of his death or disability, then Mr. Knowles or his surviving spouse would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: (1) a payment of $761,250 for the base salary and annual bonus accrued in the year prior to the year in which the death or disability occurs and unpaid to December 31, 2012; (2) $375,000 representing amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Knowles and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with COBRA, $43,527 representing the entire cost of the premiums for such continued medical coverage for 36 months. In addition, Mr. Knowles would receive acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $1,927,845.

Greggory W. Branning, Senior Vice President, Chief Financial Officer and Corporate Secretary, was appointed to his current position effective September 1, 2012. On August 31, 2012, the Company entered into a severance agreement with Mr. Branning. The full text of the severance agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on September 4, 2012. The severance agreement provides that if Mr. Branning is terminated by the Company other than for cause or disability or if Mr. Branning terminates for good reason, then he is entitled to payment of: (1) one times his annual base salary as in effect on the termination date in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) one times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date, within thirty (30) days after such termination; (3) the cost of premiums for continued medical coverage for one year; (4) continuation for one year of long-term disability protection; (5) continuation for one year of any life insurance protection being provided to Mr. Branning prior to termination; and (6) outplacement services for one year. In addition, the Severance Agreement provides that upon Mr. Branning’s termination by the Company other than for cause or if he terminates for good reason, all of Mr. Branning’s outstanding stock options, restricted stock awards, and stock unit grants will become vested.

The Severance Agreement provides that upon Mr. Branning’s termination by the Company following a change in control, Mr. Branning is entitled to payment of: (1) one and one-half (1 1/2) times his annual base salary as in effect on the termination date within thirty (30) days after such termination; and (2) an amount equal to the sum of (A) one and one-half (1 1/2) times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date within thirty (30) days after such termination. In addition, all of Mr. Branning’s outstanding stock options, restricted stock awards, and stock unit grants will become vested. Mr. Branning is also subject to a three year non-compete agreement.

If Mr. Branning’s employment with the Company is terminated by reason of his death or disability, Mr. Branning or his surviving spouse is entitled to receive: (1) the base salary and annual bonus accrued in the year prior to the year in which the death or disability occurs and unpaid to the date of death or disability; (2) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Branning and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with COBRA, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under IRC Section 4980B(f) or (B) 36 months. In addition, the Severance Agreement provides that in the event of Mr. Branning’s death or disability, all of Mr. Branning’s outstanding stock options, restricted stock awards, and stock unit grants will become vested. If Mr. Branning is terminated by us for cause or resigns other than for good reason, then Mr. Branning is only entitled to compensation earned prior to the date of termination that has not yet been paid.

In the event that Mr. Branning’s employment is terminated by us other than for cause or disability or by him for good reason, then Mr. Branning would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: (i) a lump sum payment of $561,000 consisting of a combination of continuation of a payment of one times his most recent annual base salary and one times the highest annual bonus awarded during the prior three year period plus any earned but unpaid annual bonus for the prior year; (ii) the cost of premiums for continued medical coverage for one year having a value of $14,509; (iii) continuation of long-term disability protection and any life insurance coverage for a period of one year with an estimated value of $2,517; and (iv) other benefits valued at $16,000, including executive outplacement service fees. Mr. Branning held no options, restricted stock or other stock awards at December 31, 2012 that would accelerate or vest upon termination of employment.

In the event Mr. Branning is terminated in connection with, or within one year following, the occurrence of a specified change in control event, then Mr. Branning would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: a payment of $841,500 consisting of a combination of a payment of one and a half times his most recent salary and one and a half times the highest annual bonus awarded during the prior three year period plus any earned but unpaid annual bonus for the prior year. Mr. Branning held no options, restricted stock or other stock awards at December 31, 2012 that would accelerate or vest upon a change in control event.

In the event Mr. Branning’s employment is terminated by reason of his death or disability, then Mr. Branning or his surviving spouse would receive the following benefits under the terms of his severance agreement if such event occurred as of December 31, 2012: (1) a payment of $561,000 for the base salary and annual bonus accrued in the year prior to the year in which the death or disability occurs and unpaid to December 31, 2012; and (2) if Mr. Branning and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with COBRA, $43,527 representing the entire cost of the premiums for such continued medical coverage for 36 months. Mr. Branning held no options, restricted stock or other stock awards at December 31, 2012 that would accelerate or vest upon death or disability.

Donald A. Merril, former Senior Vice President, Chief Financial Officer and Corporate Secretary, was appointed to his position effective April 25, 2006 and departed the Company on August 31, 2012. On January 24, 2006, the Compensation Committee approved an employment agreement with Mr. Merril for a term that continued indefinitely until an event of termination. The employment agreement provided him with a base salary and certain benefits with any bonus to be determined by the Compensation Committee pursuant to metrics established by the Compensation Committee, with a target annual bonus opportunity for each year that was not less than 75% of Mr. Merril’s base salary for the particular year. The benefits provided under Mr. Merril’s employment agreement included, but were not limited to: (i) participation in our profit sharing plan; (ii) benefits under the supplemental executive retirement plan; (iii) short-term and long-term disability insurance; (iv) group term life insurance; (v) medical and dental insurance; (vi) vacation; (vii) incentive stock options under the 2008 Incentive Stock Plan; and (viii) an automobile and reimbursement of related expenses. The Compensation Committee set the annual base salary payable to Mr. Merril under his employment agreement at $342,750 for fiscal year 2012. His employment agreement also provided that if Mr. Merril was terminated other than for cause or if he terminated for good reason, he was entitled to one year of compensation and benefits. If there was a change in control and Mr. Merril was terminated, Mr. Merril was entitled to 18 months compensation and benefits and was provided with IRC Section 280G protection in the form of an excise tax gross-up payment, if applicable. Mr. Merril is subject to a three year non-compete agreement, except in a change in control situation, and then for 18 months.

Effective August 31, 2012, Mr. Merril departed the Company. In connection with his departure, the Company entered into a separation agreement with Mr. Merril. The full text of the separation agreement is attached as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on September 4, 2012. The separation agreement provides that Mr. Merril is entitled to payment of the following: (1) his current base salary earned to the termination date along with all earned but unused vacation time in the amount of $6,591.35; (2) severance pay equal to his annual base salary in effect on the effective date of the Separation Agreement in the amount of $342,750; (3) severance pay equal to his annual bonus at the highest rate in effect during the prior three year period in the amount of $351,244 plus any annual bonus earned but unpaid as of the termination date in the amount of $219,105; (4) a tax gross-up payment in a lump sum of $608,763 to cover income taxes on the severance pay; (5) reimbursement of attorney’s fees not to exceed $7,500 in connection with the Separation Agreement; (6) car expenses for one month followed by 11 months’ worth of a car allowance in the amount of $26,422; (7) a lump sum payment of $12,500 to cover executive outplacement services; and (8) a tax gross-up payment in an amount equal to 66.67% for any taxable payments related to items (5) through (7) above. In addition, the Separation Agreement provides that the Company will pay the cost of premiums for medical and dental coverage for 12 months plus disability and life insurance coverage commensurate with that provided to employees of the Company, in the total amount of $18,904.

Mr. Merril will receive the vested portion of his pension value starting at age 55, which is equal to $1,666.66 per month for a period of 120 months, under the Company’s Supplemental Executive Retirement Plan. In addition, Mr. Merril could exercise his vested stock options until January 31, 2013. Mr. Merril also received payments aggregating $333,000 pursuant to performance-based cash awards that the Company previously made to Mr. Merril.

For purposes of Mr. Orr’s, Mr. Knowles’s, and Mr. Branning’s severance agreements and Mr. Merril’s employment agreement, a change in control is defined generally as: (1) the acquisition by any person of 20% or more of the voting power of the outstanding securities of the Company, (2) a change in the majority of directors during a one year period, (3) a merger or consolidation of the Company where the Company is not the surviving entity, (4) the complete liquidation of the Company, or (5) the sale or disposition of more than 50% of the Company’s assets.

The Company’s Amended and Restated Code of Regulations provide that the Company will indemnify, to the fullest extent then permitted by law, any officer or former officer of the Company who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was an officer of the Company, or serving at the request of the Company as an officer of another entity. The Company has entered into indemnity agreements with its executive officers contractually obligating the Company to provide such protection. The Company also currently has in effect officer and director insurance coverage.

Grants of Plan Based Awards.    The following table contains information concerning the grant of plan based awards to the NEOs under the 2008 Incentive Stock Plan and the LTIP. The actual value and gains, if any, on an option exercise are dependent upon the future performance of our Common Stock and overall market conditions. The option awards and unvested portion of stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2012 Year-End table below. There were no grants of plan-based awards to Mr. Branning in 2012.

Grants of Plan Based Awards

During Fiscal 2012

Name:	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
John C. Orr	3/1/12	—	(1)	750,000	(1)	1,500,000	(1)	—	—	—	—		—		—	—
	3/2/12	—		—		—		—	—	—	28,150	(3)	—		—	364,824
	3/2/12	—		—		—		—	—	—	—		78,000	(4)	12.96	384,540
	3/2/12	210,000	(2)	420,000	(2)	840,000	(2)	—	—	—	—		—		—	—
David B. Knowles	3/1/12	—	(1)	326,250	(1)	652,500	(1)	—	—	—	—		—		—	—
	3/2/12	—		—		—		—	—	—	12,300	(3)	—		—	159,039
	3/2/12	—		—		—		—	—	—	—		34,000	(4)	12.96	167,620
	3/2/12	92,500	(2)	185,000	(2)	370,000	(2)	—	—	—	—		—		—	—
	8/31/12	—		—		—		—	—	—	75,000	(3)	—		—	1,110,000
Donald A. Merril	3/1/12	—	(1)	257,063	(1)	514,125	(1)	—	—	—	—		—		—	—
	3/2/12	—		—		—		—	—	—	7,275	(3)	—		—	94,284
	3/2/12	—		—		—		—	—	—	—		20,100	(4)	12.96	99,093
	3/2/12	55,000	(2)	110,000	(2)	220,000	(2)	—	—	—	—		—		—	—

(1)	Represents estimated future payout for annual cash bonuses. The payouts are based on results of EBITDA and cash flow.

(2)

Represents estimated future payout for performance-based cash awards. The payouts are based on return on invested capital for 2012, 2013, 2014. The payouts are based on the following return on invested capital: threshold-5%, target-10%, and maximum-15%.

(3)	Represents restricted stock awards.

(4)	Represents grants of non-qualified stock options.

Outstanding Equity Awards at Fiscal Year End.    The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2012 that have not been exercised or that have not vested. Certain of the awards identified in the table below are also reported in the Grants of Plan Based Awards During Fiscal 2012 table above. Mr. Branning had no outstanding equity awards at the end of fiscal 2012.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
John C. Orr	25,000 6,868 45,132 1,263 55,737 251,921 17,346 213,423 54,333 — 28,417 — — —	(1) (1) (2) (1) (2) (2) (1) (2) (2) (2)	— — — — — — — — 27,167 — 56,833 — 78,000 —	(2) (2) (2)	— — — — — — — — — — — — — —	11.15 17.02 17.02 12.55 12.55 9.00 10.92 10.92 12.46 — 10.10 — 12.96 —	5/31/15 9/16/16 9/19/16 4/23/18 4/23/18 6/20/18 10/3/18 10/3/18 3/4/20 — 3/3/21 — 3/2/22 —	— — — — — — — — — 56,500 — 38,400 — 28,150	(3) (4) (5)	— — — — — — — — — 855,975 — 581,760 — 426,473	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —

David B. Knowles	30,000 25,800 — 12,450 — — — —	(1) (2) (2)	— 12,900 — 24,900 — 34,000 — —	(2) (2) (2)	— — — — — — — —	8.19 9.97 — 10.10 — 12.96 — —	6/29/19 3/4/20 — 3/3/21 — 3/2/22 — —	— — 19,100 — 16,800 — 12,300 75,000	(3) (4) (5) (6)	— — 289,365 — 254,520 — 186,345 1,136,250	— — — — — — — —	— — — — — — — —

Donald A. Merril(8)	15,000 9,636 8,364 20,000 14,163 23,937 13,667 7,300	(1) (1) (2) (2) (1) (2) (2) (2)	— — — — — — — —		— — — — — — — —	15.11 17.02 17.02 12.55 10.92 10.92 9.97 10.10	1/31/13 1/31/13 1/31/13 1/31/13 1/31/13 1/31/13 1/31/13 1/31/13	— — — — — — — —		— — — — — — — —	— — — — — — — —	— — — — — — — —

(1)	Represents grants of incentive stock options.

(2)	Represents grants of non-qualified stock options.

(3)	The forfeiture provisions with respect to all of these restricted stock awards lapse on March 4, 2013 if the executive is still employed on such date.

(4)	The forfeiture provisions with respect to all of these restricted stock awards lapse on March 3, 2014 if the executive is still employed on such date.

(5)	The forfeiture provisions with respect to all of these restricted stock awards lapse on March 2, 2015 if the executive is still employed on such date.

(6)

The forfeiture provisions with respect to this restricted stock award lapse on December 31, 2015 if the executive is still employed on such date and the stock price on such date exceeds the stock price on the date of grant.

(7)	Based on the NYSE closing price of $15.15 per share as of December 31, 2012.

(8)

Upon Mr. Merril’s termination of employment on August 31, 2012, his restricted stock awards and unexercisable options were forfeited. Pursuant to the terms of his separation agreement, the exercisable stock options could be exercised until January 31, 2013.

Option Exercises and Stock Vested for Fiscal 2012.    The following table shows the options that were exercised and the restricted stock grants that vested for the NEOs during fiscal 2012. Messrs. Knowles and Branning had no restricted stock grants that vested and did not exercise any options during fiscal 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John C. Orr	3,300	$22,176	22,000	$370,920
David B. Knowles	—	—	—	—
Donald A. Merril	—	—	7,000	$118,020
Greggory W. Branning	—	—	—	—

Pension Benefits.    The following table shows all pension benefits held by the NEOs at the end of fiscal 2012 other than pursuant to our 401(k) Plan. The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides certain pension benefits to a select group of management employees. The annual supplemental pension benefit is payable for ten years commencing at the earlier of retirement or termination. As part of their respective employment arrangements, Messrs. Orr, Knowles and Branning were provided with an annual SERP benefit up to $325,000, $75,000, and $50,000, respectively, payable for ten years commencing at the earlier of retirement or termination. Pursuant to the terms of Mr. Merril’s separation agreement, he is entitled to a SERP benefit of $1,666.66 per month payable for a period of 120 months starting at age 55.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
John C. Orr	Myers Industries, Inc. Executive Supplemental Retirement Plan	Fully Vested	2,423,661		—

David B. Knowles	Myers Industries, Inc. Executive Supplemental Retirement Plan	3	116,115	(1)	—

Greggory W. Branning	Myers Industries, Inc. Executive Supplemental Retirement Plan	—	—		—

(1)	This present value assumes the NEO is fully vested and receives the pension benefit at the age of full retirement.

Policies and Procedures with Respect to Related Party Transactions.    The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transaction occurred during fiscal 2012.

Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the years ended December 31, 2012 and 2013. Additional information regarding the services provided to the Company by Ernst & Young LLP during 2012 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm”.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Ernst & Young LLP for 2013 is being submitted to our shareholders for ratification at the Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment and may for other reasons be unable to make another appointment.

The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP

Matters Relating to the Independent Registered Public Accounting Firm.

The firm of Ernst & Young LLP audited the books and records of the Company for the years ended December 31, 2012 and 2011. Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

A description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2012 and 2011 is set forth in the table below.

Ernst & Young LLP was first retained by the Audit Committee in 2011. The Audit Committee (see “Audit Committee Report”) reviewed the non-audit services provided by Ernst & Young LLP during the year ended December 31, 2012, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

	2012	2011
Audit Fees(1)	$944,800	$894,000
Audit Related Fees(2)	25,000	—
Tax Fees(3)	146,808	149,750
All Other Fees(4)	—	—

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.

(2)	Fees for assurance and related services reasonably related to merger and acquisition activities.

(3)	Professional fees for tax compliance, tax advice, and tax planning.

(4)	Fees for all other products and services.

The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2012, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersind.com.

Audit Committee Report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.

The Audit Committee, which is composed of three independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which is published on our website (www.myersind.com) on the “Corporate Governance” page under the “Investor Relations” section. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of Ernst & Young LLP, the independent registered public accounting firm for the Company. Ernst & Young LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

Each member of the Audit Committee is financially literate and independent as defined under the Board of Directors Independence Criteria policy and the independence standards set by the New York Stock Exchange. The Board has identified Robert A. Stefanko as the “audit committee financial expert”. Mr. Stefanko is independent, as independence for audit committee members is defined in the applicable listing standards of the New York Stock Exchange.

The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

In the performance of our duties we have:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2012;

•

discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by PCAOB in Rule 3200T, as modified by Auditing Standard No. 16 (PCAOB 2012-01); and

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence with Ernst & Young LLP.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. We have selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

The foregoing report has been furnished by the current members of the Audit Committee, being:

Robert A. Stefanko, Chair and Presiding Director, Edward W. Kissel, Sarah R. Coffin, and Robert B. Heisler, Jr.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

As discussed in the CD&A section of this Proxy Statement, our executive compensation program is designed to motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value; ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value; motivate and reward executives whose knowledge, skills and performance are crucial to our success; and attract and retain talented and experienced executives and other key employees.

To meet our objectives, the Compensation Committee implemented the following policies:

•	Provide compensation packages that are within a range that is reasonably competitive in the market;

•	Provide short-term performance incentives by establishing goals for our executives through a bonus plan focused on operating performance and cash flow; and

•

Provide long-term performance incentives and reward executive management for achievement of long-term strategic initiatives through the use of restricted stock awards, option grants and other equity-based awards under our 2008 Incentive Stock Plan.

Our executive compensation program is designed to be consistent with the objectives set forth above. The basic elements of our compensation package include (i) base salary, (ii) annual bonus opportunities, (iii) long-term incentives, such as equity awards, (iv) retirement benefits, and (v) generally available health, welfare and other benefit programs and executive perquisites. Under our executive compensation program, we target total compensation to be within the median range of compensation paid to similarly situated executive officers at peer public companies and companies in our industry. We also monitor and assess the competitive retention and recruiting pressures for executive talent in our industries and our markets.

We are presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for our NEOs by voting for or against the following resolution. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our NEOs.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

The Board of Directors recommends that you vote “FOR” Proposal 3 relating to the approval of the Company’s executive compensation

PROPOSAL NO. 4 — APPROVAL OF ADOPTION OF PERFORMANCE BONUS PLAN

The Performance Bonus Plan of Myers Industries, Inc. (the “Performance Bonus Plan” or the “Plan”) was recommended by the Compensation Committee on March 1, 2013, and adopted by the Board of Directors on March 1, 2013, subject to shareholder approval.

Shareholder Approval

Shareholder approval of the Performance Bonus Plan is necessary to ensure that certain compensation paid under the Plan can be eligible for an exemption from the limits on tax deductibility imposed by Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) limits the deductibility of certain compensation paid to individuals, referred to herein as Section 162(m) Officers, who are, at the end of the tax year in which the Company would otherwise claim its tax deduction, the Company’s Chief Executive Officer and its other three highest-paid executive officers other than the Chief Financial Officer. Compensation that qualifies as performance-based for purposes of Section 162(m) is not subject to the annual Section 162(m) limit on the deductibility of compensation in excess of $1 million with respect to Section 162(m) Officers. One of the requirements for compensation to constitute performance-based compensation is that the material terms under which compensation is paid to Section 162(m) Officers, including any performance goals, be disclosed to and voted on by the Company’s shareholders in a separate shareholder vote before the payment of the compensation. Unless the Plan is approved by the affirmative votes of the holders of shares having a majority of the voting power of all shares represented at a meeting duly held in accordance with Ohio law within 12 months after being approved by the Board, the Plan and all awards made under the Plan shall be void and of no force and effect.

Purpose of the Performance Bonus Plan

The purpose of the Performance Bonus Plan is to attract, reward and retain officers and other key employees of the Company by payment of performance compensation based on achievement of certain financial objectives. Awards made under the Plan are part of the total compensation package for such employees and are intended to foster in participants a strong incentive to put forth maximum effort for the success and growth of the Company, to encourage long-term strategic decision making on the part of the participants, to aid in retaining individuals who put forth such efforts and strategic decision making, and to assist in attracting the best available individuals to the Company in the future, in each case, for the benefit of the Company’s shareholders.

Administration of the Performance Bonus Plan

The Compensation Committee will administer the Plan. The Compensation Committee is composed entirely of outside directors as defined in Treasury Regulation 1.162-27 who also qualify as disinterested directors within the meaning of SEC Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Compensation Committee will have full authority to determine the participants to whom awards are granted, the amount or value of any award, the terms of any award, to establish and administer any performance goals applicable to awards, to amend or cancel awards, to accelerate the vesting of awards, to require the cancellation of any previously granted awards under the Plan or any other plans of the Company as a condition to the granting of an award, to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the Plan.

Participation

Awards may be granted to those participants that the Compensation Committee, in its discretion, determines. In determining the participants to whom awards will be granted and the amount and value of the awards, the Compensation Committee will take into account the duties of the participants, their present and potential contributions to the success of the Company, and other relevant factors.

Annual and Long-Term Cash Awards

The Compensation Committee may grant annual cash awards, which have a performance period of one year or less, and long-term cash awards, which have a performance period of more than one year. The total amount of any annual cash award granted to a participant in any year may not exceed $2,500,000, and the total amount of any long-term cash award granted to a participant may not exceed the product of $2,500,000 and the number of years in the performance period. Except in the case of death, disability or a change of control, awards under the Plan will be earned only if corporate, business unit or individual performance goals over the performance period established by the Compensation Committee are certified by the Compensation Committee to have been met. The performance goals may vary from participant to participant, group to group, and performance period to performance period and will be based on one or more of the following: increase in the fair market value of the Company’s common stock; total shareholder return; revenue, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share; return on assets, net assets, and/or invested capital; economic value added; improvements in costs and/or expenses; EBIT, EBITDA, operating or gross profits, cash earnings, or income from continuing operations; net cash from continuing operations or cash flow from operating activities; performance relative to peer group; or any similar performance measure established by the Compensation Committee. The performance goals will be established by the Compensation Committee within 90 days after the commencement of the applicable performance period.

Change of Control

In the event of a specified change of control, any awards relating to performance periods prior to the performance period in which the change of control occurs that have been earned but not paid may become payable in accordance with the terms of the respective awards. If a change of control does not constitute a change in the ownership or effective control of the Company or a change in a substantial portion of the assets of the Company within the meaning of Treasury Regulations Section 1.409A-3(i)(5), then such change of control will not cause an acceleration of payment of any outstanding long-term cash awards.

Amendment

The Plan may be amended by the Board of Directors but no amendment without the approval of the shareholders of the Company will be made if shareholder approval under Section 162(m) would be required.

Federal Income Tax Consequences

The following discussion addresses certain anticipated United States federal income tax consequences to the Company and to recipients of awards made under the Plan who are citizens or residents of the United States for federal income tax purposes. It is based on the Internal Revenue Code, the Treasury Regulations thereunder and interpretations thereof as in effect on the date of this proxy statement. This summary is not intended to be exhaustive and, among other things, does not describe the state, local, or foreign tax consequences of a grant of awards under the Plan. Moreover, it is not intended as tax advice to any individual.

Cash Bonuses

A participant will recognize ordinary compensation income at the time a participant’s bonus is paid and will be subject to withholding for federal, and generally for state and local, income taxes at the time the participant recognizes ordinary income with respect to cash received. Ordinary income of individuals, such as compensation income, is currently taxed at a top marginal rate of 39.6%.

Deductibility — In General

Subject to the discussion below, the Company will generally be entitled to a deduction for federal income tax purposes that corresponds to the timing and amount of compensation income recognized by a participant.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Section 162(m) Limitation

As noted above, Section 162(m) limits to $1 million the federal income tax deduction that may be claimed in any tax year of the Company with respect to certain compensation payable to Section 162(m) Officers. This limit does not apply to “performance-based compensation” paid under a plan that meets the requirements of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The Performance Bonus Plan has been drafted and is intended to be administered in a manner that would enable the compensation paid to Section 162(m) Officers to qualify as performance-based for purposes of Section 162(m), except to the extent that payment is made upon the death or disability of a participant or as a result of a change in control of the Company. Shareholder approval of the Performance Bonus Plan is necessary in order for compensation paid under the Plan to qualify as performance-based for purposes of Section 162(m).

Deferred Compensation

Awards made under the Performance Bonus Plan, including awards granted under the Plan that are considered to be deferred compensation for purposes of Section 409A of the Internal Revenue Code, must satisfy the requirements of Internal Revenue Code Section 409A to avoid adverse tax consequences to recipients, which could include the inclusion of amounts not payable currently in income, an excise tax of 20% tax on any amount included in income and interest. The Company intends to structure any awards under the Plan such that the requirements under Internal Revenue Code Section 409A are either satisfied or are not applicable to such awards.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Performance Bonus Plan. We have not undertaken to discuss the tax treatment of awards under the Performance Bonus Plan in connection with a merger, consolidation or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

The Board of Directors recommends that you vote “FOR” Proposal 4 relating to the approval of the Performance Bonus Plan.

Executive Officers of the Company.

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC under the heading “Executive Officers of the Registrant”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on our own internet website at www.myersind.com. The content of our website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management.

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2012 (unless otherwise indicated) by:

•	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;

•	each of the Company’s Directors;

•	the Chief Executive Officer and the other Named Executive Officers; and

•	all individuals who served as Directors or Named Executive Officers, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.

	Shares Beneficially Owned	Percent of Shares Outstanding
Greater Than 5% Owners(2,3)

Gamco Investors, Inc. One Corporate Center 401 Theodore Frems Ave. Rye, NY 10580-1422	5,177,017	15.29%

T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, Maryland 21202	3,153,465	9.31%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,488,449	7.35%

Stephen E. Myers(8)	1,713,790	5.06%

Dimensional Fund Advisors LP(9) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,242,624	6.62%

The Vanguard Group, Inc.(10) 100 Vanguard Blvd. Malvern, PA 19355	1,863,215	5.50%

Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	2,139,831	6.32%

Directors, Nominees, and Named Executive Officers(1,2,5,6)
Vincent C. Byrd	10,750	*
Sarah R. Coffin	6,000	*
John B. Crowe	13,000	*
William A. Foley	4,000	*
Robert B. Heisler, Jr.	4,000	*
Richard P. Johnston	30,693	*
Edward W. Kissel	23,256	*
John C. Orr(7)	894,177	2.64%
Robert A. Stefanko	9,600	*
David B. Knowles(7)	192,450	*
Greggory W. Branning	—	*

All Directors, Nominees and Named Executive Officers as a group (11 persons)	1,187,926	3.51%

*	Less than 1% ownership

(1)	Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of Common Stock.

(2)	Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company.

(3)

According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of Common Stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party with the SEC.

(4)

These securities are owned by various individual and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,984,000 shares representing 5.86% of Myers’ outstanding shares) that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities.

(5)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the Amended and Restated 1999 Incentive Stock Plan and the 2008 Incentive Stock Plan.

(6)

The amounts shown represent the total shares of Common Stock owned by such individuals, together with shares which are issuable under currently exercisable stock options: Mr. Orr, 699,440, Mr. Knowles, 68,250, Mr. Johnston, 2,500, and Mr. Kissel, 7,750.

(7)	Includes restricted stock: Mr. Orr, 123,050, and Mr. Knowles, 123,200.

(8)

Includes 18,450 shares of Common Stock held by Mr. Myers’ spouse, for which Mr. Myers disclaims beneficial ownership and 253,021 shares held by the Louis S. Myers & Mary S. Myers Foundation for which he may be deemed beneficial owner. Also includes 913 shares held by MSM & Associates LP, of which Mr. Myers is a shareholder, and 19,500 shares held by Semantic Foundation, both of which Mr. Myers is a trustee and may be deemed the beneficial owner of such shares. Mr. Myers disclaims beneficial ownership in such shares to the extent he does not hold a pecuniary interest.

(9)

These securities are owned by various investment companies, trusts and accounts that Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact the beneficial owner of such securities.

(10)

These securities are owned by various individual and institutional investors that The Vanguard Group, Inc. (“Vanguard”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Vanguard is deemed to be a beneficial owner of such securities.

Recent Nominee Transactions in Our Common Stock.    The following table sets forth all purchases or sales of Common Stock of the Company effected during the past two years by the nominees for election as director set forth in Proposal No. 1 above and recommended by your Board. The Common Stock acquired in these transactions was for the benefit of the individual purchasers and no part of the purchase price or market value of such Common Stock was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Common Stock.

Messrs. Byrd and Kissel and Ms. Coffin had no purchases or sales of Common Stock of the Company during this period.

Nominee	Trade Date	Amount Acquired (Sold)	Price per Share ($)
John B. Crowe	8/22/12	1,000	$15.00
	8/23/12	1,000	$14.7395
	5/18/11	1,000	$9.97
	6/15/11	900	$9.7054
	6/15/11	100	$9.71
William A. Foley	5/17/11	1,000	$9.9949
Robert B. Heisler, Jr.	5/23/11	1,000	$9.97
Richard P. Johnston	5/22/12	(6,350)	$16.4631
	10/24/11	(5,000)	$12.1316
	10/31/11	5,000	$12.3598
John C. Orr	12/5/12	(3,300)	$14.72
	6/14/11	100	$9.90
	6/14/11	200	$9.91
	6/14/11	1,700	$9.909
Robert A. Stefanko	8/18/11	200	$9.94
	8/18/11	100	$9.95

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires Myers’ directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the SEC and to furnish Myers with copies of all such forms they file. These reports can be viewed on the SEC’s website at www.sec.gov. Based solely on the Schedule 13D/A filed on February 22, 2013, by Gabelli Funds, LLC, GAMCO Asset Management Inc., MJG Associates, Inc., Gabelli Securities, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli (collectively, the “Gamco Group”), for which the Company disclaims any responsibility, the Gamco Group beneficially owned 5,301,400 shares of our Common Stock as of February 22, 2013, representing 15.71% of our outstanding Common Stock, and Myers is unable to determine if the Gamco Group has a Section 16(a) beneficial ownership reporting obligation with which it has failed to comply.

Shareholder Proposal for Inclusion in Proxy Statement.    Any proposals to be considered for inclusion in the Company’s proxy statement to be provided to our shareholders for our next annual meeting to be held in April 2014 may be made only by a qualified shareholder and must be received by Myers no later than November         , 2013.

Since no shareholder proposals to be considered at this Annual Meeting were made by February 2, 2013, the enclosed white proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at our 2013 annual meeting of shareholders to be held in 2014 that is not eligible for inclusion in the Company’s Proxy Statement relating to the meeting, and the shareholder fails to give us notice in accordance with the requirements set forth in the Exchange Act no later than February         , 2014, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at our annual meeting to be held in 2014.

In accordance with our Amended and Restated Code of Regulations, a shareholder may submit notice of a shareholder proposal that it intends to raise at our annual meeting (and not desiring to be included in the Company’s proxy statement) only if advance written notice of such intention is received by the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting of shareholders. In the event that the date of such meeting is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to submit a proposal must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to submit a shareholder proposal must follow the procedure outlined in Article I, Section 11 of our Amended and Restated Code of Regulations, titled “Advance Notice of Shareholder Proposals” and then send a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Mr. Greggory W. Branning, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The Company disclosed the date of the 2012 annual meeting on February 14, 2013, and received no proposals satisfying this requirement prior to the February 25, 2013 deadline for this year’s Annual Meeting.

The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.

No Incorporation by Reference.    The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Cost of Proxy Solicitation.    The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Myers has also retained Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of proxies at an estimated cost of $         plus reimbursement for customary costs and expenses. Myers has also agreed to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities arising out of or in connection with the engagement. Myers estimates that the total expenditures relating to its proxy solicitation (other than salaries or wages of officers and employees, but including the cost of mailing, related legal and advisory fees and any litigation related to the solicitation) will be approximately $        , of which approximately $         has been spent to date.

Copy of the Form 10-K.    We will mail without charge, upon written request, a copy of our Annual report on Form 10-K for the year ended December 31, 2012, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersind.com and at the SEC’s website at www.sec.gov.

Notice Regarding Delivery of Security Holder Documents.    The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of Common Stock held through such brokerage firms. If your family has multiple accounts holding shares of Common Stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Myers Industries, Inc. Common Stock for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-580-7646, on a touch-tone phone. If outside the U.S. or Canada, call 1-215-521-4790. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2. Vote by Internet—Please access https://www.proxyvotenow.com/mye, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Myers Industries, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED6

Please mark your vote as in this example

The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4

FOR AGAINST ABSTAIN

1. To elect the nine candidates nominated by the Board of Directors to serve as directors until the next Annual Meeting of Shareholders:

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

3. To cast a non-binding advisory vote to approve executive compensation.

4. To approve the adoption of the Performance Bonus Plan of Myers Industries, Inc.

5. To consider such other business as may be properly brought before the meeting or any adjournments thereof, all in accordance with the notice of this meeting and the accompanying proxy statement, receipt of which is acknowledged.

01. VINCENT C. BYRD 04. WILLIAM A. FOLEY 07. EDWARD W. KISSEL

02. SARAH R. COFFIN 05. ROBERT B. HEISLER, JR. 08. JOHN C. ORR

03. JOHN B. CROWE 06. RICHARD P. JOHNSTON 09. ROBERT A. STEFANKO

FOR ALL NOMINEES

FOR ALL EXCEPT

WITHHOLD AUTHORITY

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.)

Date: , 2013

Signature

Signature (if held jointly)

Title

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please sign exactly as indicated, date and return promptly in the enclosed envelope.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED6

MYERS INDUSTRIES, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting to be held on April 26, 2013

GREGGORY W. BRANNING, SALVATORE INCANNO, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all shares of Common Stock of the undersigned in MYERS INDUSTRIES, INC. (“Company”) at the Annual Meeting of Shareholders of said Company to be held on April 26, 2013, and any adjournment(s) or postponement(s) thereof with respect to the following matters.

IF PROPERLY EXECUTED THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR PROPOSALS 2, 3, AND 4 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS CARD.

WHITE PROXY